FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY ___, 2000

                                                      REGISTRATION NO. 333-32156

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                 Amendment No. 2
                                       to
                                    Form S-1

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   -----------

                           ACT TELECONFERENCING, INC.
             (Exact name of registrant as specified in its charter)

          COLORADO                       7389                   84-1132665
(State or other jurisdiction  (Primary standard industrial   (I.R.S. Employer
      of incorporation)       classification code number) Identification Number)

                         1658 COLE BOULEVARD, SUITE 130
                             GOLDEN, COLORADO 80401
                                 (303) 235-9000
          (Address and telephone number of principal executive offices)

                                GAVIN J. THOMSON
                             CHIEF FINANCIAL OFFICER
                           ACT TELECONFERENCING, INC.
                         1658 COLE BOULEVARD, SUITE 130
                             GOLDEN, COLORADO 80401
                                 (303) 235-9000
           (Name, address, and telephone number of agent for service)

                                   -----------

                                   COPIES TO:


        WILLIAM J. CAMPBELL, ESQ.                  MELODIE R. ROSE, ESQ.
           Faegre & Benson LLP                     ROBERT K. RANUM, ESQ.
    370 Seventeenth Street, Suite 2500           Fredrikson & Byron, P.A.
          Denver, Colorado 80202                 1100 International Centre
          Phone: (303) 820-0630                   900 Second Avenue South
           Fax: (303) 820-0600                 Minneapolis, Minnesota 55402
                                                   Phone: (612) 347-7067


             APPROXIMATE DATE OF COMMENCEMENT OF SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                   -----------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                                   -----------


                                                   CALCULATION OF REGISTRATION FEE


                                                                             PROPOSED MAXIMUM   PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                      AMOUNT TO        OFFERING PRICE       AGGREGATE          AMOUNT OF
              SECURITIES TO BE REGISTERED                  BE REGISTERED        PER SHARE        OFFERING PRICE    REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------------------
Shares of common stock no par value...................        750,000             $6.50            $4,875,000         $1,287(1)
Warrants to purchase one share of common stock(2)             187,500             $0.00              $0.00              $0.00
Warrant shares(3)                                             187,500             $7.15            $1,340,625          $354(4)
Total:                                                                                             $6,215,625           $1,641



(1) A registration fee of $1,287 applies to the common stock offered at $6.50 per share. Registrant paid a $9,335.70 registration fee with the initial filing of this registration statement on March 10, 2000 based on 2,300,000 shares of common stock at a price of $15.375 per share, the average bid and asked prices of our common stock on the Nasdaq SmallCap Market on March 7, 2000.



(2) One warrant accompanies each four shares of common stock and is included in the offering price of the common stock.


(3) Shares of common stock issuable upon exercise of the warrants at 110% of the closing bid on the day preceding the effective date.


(4) A registration fee of $354 applies to the warrant shares. Registrant paid a $9,335.70 registration fee with the initial filing of this registration statement

                                  -----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH
DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                                 ACT TELECONFERENCING, INC.
                                                CROSS-REFERENCE SHEET BETWEEN
                                              ITEMS OF FORM S-1 AND PROSPECTUS



                        ITEM IN FORM S-1                                           LOCATION IN PROSPECTUS
                        ----------------                                           ----------------------

1.      Front of Registration Statement and Outside Front              Facing Page; Cross-Reference Sheet; Outside
        Cover of Prospectus                                            Front Cover Page
2.      Inside Front and Outside Back Cover Pages of                   Inside Front Cover Page
        Prospectus
3.      Summary Information and Risk Factors                           Prospectus Summary/Summary Consolidated
                                                                       Financial Data; Risk Factors
4.      Use of Proceeds                                                Use of Proceeds
5.      Determination of Offering Price                                Underwriting
6.      Dilution                                                       Dilution
7.      Selling Security Holders                                       Not Applicable
8.      Plan of Distribution                                           Outside Front Cover Page; Distribution
9.      Legal Proceedings                                              Not Applicable
10.     Directors, Executive Officers, Promoters, and
        Control Persons                                                Executive Officers and Directors
11.     Security Ownership of Beneficial Owners and                    Principal Stockholders; Shares Eligible for Future
        Management                                                     Sale
12.     Description of Securities                                      Description of Securities
13.     Interests of Named Experts and Counsel                         Not Applicable
14.     Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities                 Indemnification of Officers and Directors
15.     Organization Within Last Five Years                            Business
16.     Description of Business                                        Prospectus Summary; Business; Where You Can
                                                                       Find More Information

17.     Management's Discussion and Analysis or Plan of                Management's Discussion and Analysis of
        Operation                                                      Financial Condition and Results of Operations
18.     Description of Property                                        Not Applicable
19.     Certain Relationships and Related Transactions                 Certain Transactions; Management
20.     Market for Common Equity and Related                           Price Range of Common Stock; Certain
        Stockholder Matters                                            Transactions; Shares Eligible for Future Sale
21.     Executive Compensation                                         Executive Compensation
22.     Financial Statements                                           Consolidated Financial Statements
23.     Selected Financial Data                                        Selected Consolidated financial data
24.     Quantitative and Qualitative Disclosures about
        market Risk                                                    Not Applicable
25.     Changes in and Disagreements with Accountants
        on Accounts and Financial Disclosure                           Not Applicable




The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. 750,000 Shares 187,500 Warrants

                    SUBJECT TO COMPLETION DATED MAY 22, 2000


                         750,000 Shares of Common Stock


                                187,500 Warrants
                                  ------------




                                     [Logo]





         This is a public offering by ACT Teleconferencing, Inc. of 750,000 shares of common stock, 187,500 five year warrants to purchase one share of common stock, and 187,500 warrant shares issuable upon the exercise of the warrants. We will issue the shares and warrants separately and will issue one warrant for each four shares of common stock. Each warrant will enable the holder to purchase one share of common stock at 110 per cent of the closing bid price of our common stock on the day preceding the effective date of this prospectus.



         Our common stock is quoted on the Nasdaq Small Cap Market under the symbol ACTT. On May 22, 2000, the last reported sale price of our common stock was $6.00 per share. Currently, there is no market for the warrants.



                  This is a best efforts offering. We may terminate the offering and withdraw any unsold shares and warrants in our discretion.


                                   -----------

   Investing in our common stock involves risks. See "Risk Factors" on Page 8.

                                   -----------



                                                                              UNDERWRITING
                                                                              DISCOUNTS AND
                                                         PRICE TO PUBLIC       COMMISSIONS          PROCEEDS TO ACT(1)


----------------------------------------------------------------------------------------------------------------------


Per share of common stock and one warrant for each
   four shares of common stock........................   $                    $                     $


----------------------------------------------------------------------------------------------------------------------


Total.................................................   $                    $                     $



-------------------
(1) Plus proceeds from the sale of the warrant shares upon exercise of the warrants, to the extent exercised.




     Delivery of the shares of common stock and the warrants will be made on
or about     , 2000.


     Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   -----------

                    JOHN G. KINNARD AND COMPANY, INCORPORATED




                                   -----------

                       This prospectus is dated     , 2000

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                         -----------



                                      TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
Prospectus Summary..............................................................................         4
Summary Consolidated Financial Data.............................................................         7
Risk Factors....................................................................................         8
Forward-Looking Statements......................................................................        13
Use of Proceeds.................................................................................        13
Price Range of Common Stock.....................................................................        14
Dividend Policy.................................................................................        14
Capitalization..................................................................................        15
Dilution........................................................................................        16
Selected Consolidated Financial Data............................................................        17
Management's Discussion and Analysis of Financial Condition and Results of Operations...........        18
First Quarter Overview..........................................................................        22
Business........................................................................................        25
Management......................................................................................        35
Executive Compensation..........................................................................        37
Principal Stockholders..........................................................................        40
Certain Transactions............................................................................        41
Description of Securities.......................................................................        43
Shares Eligible for Future Sale.................................................................        47
Distribution....................................................................................        48
Elimination of Director Liability...............................................................        50
Indemnification of Officers and Directors.......................................................        50
Where You Can Find More Information.............................................................        51
Legal Matters...................................................................................        51
Experts.........................................................................................        51
Transfer Agent and Warrant Agent................................................................        51
Table of Contents to Consolidated Financial Statements..........................................       F-1

                                         -----------



         In this prospectus, "ACT," "we," "us," and "our" refer to ACT Teleconferencing, Inc., a Colorado corporation.


         Our logo and the names of our products and services mentioned in this prospectus are either trademarks or servicemarks that we own. Each trademark, trade name, or service mark of any other company appearing in this prospectus belongs to its holder.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS ONLY SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU BEFORE INVESTING IN OUR COMMON STOCK. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND FINANCIAL STATEMENTS.

         ACT Teleconferencing, Inc. is a leading full service provider of audio, video, data, and Internet-based conferencing services to businesses and organizations in North America, Europe, and Asia. Our conferencing services enable our clients to conduct electronic meetings efficiently and cost effectively by linking multiple participants in geographically dispersed locations.

         Currently, we have 11 operations centers and 13 sales offices in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, the United Kingdom, and the United States. Our global presence and the rapid growth in the conferencing services market have allowed us to build a quality client base ranging from Fortune 500 companies to small business enterprises. Our primary focus is on providing high value-added conferencing services to organizations in information-intensive industries, such as accounting firms, consulting firms, investment banks, high tech companies, law firms, investor relations firms, and other multinational companies. Our customers include premier names such as Ernst & Young, Concert Global Networks, Industrial Bank of Japan, Philips Electronics, KLM, and British Petroleum.

OUR BUSINESS

         Our services are designed to meet the growing teleconferencing needs of a broad range of customers across a diverse range of information-intensive industries. We provide services to clients on a global basis while aiming to deliver unsurpassed excellence in quality of service. We use state-of-the-art conferencing technology that allows us to accommodate as many as 1,000 participants in conference calls or Internet presentations at a level of quality consistent with the highest business standards. We purchase best of class equipment and services from leading suppliers, allowing us to deploy the latest available technology.

         We believe that our extensive range of value-added conferencing services, combined with our global presence and emphasis on superior customer service, provides significant competitive advantages that have enabled us to become the provider of choice for numerous high volume users of teleconferencing services. Our global presence enables us to serve our clients by operating in local time zones, providing local language service, and staffing our operations centers with country nationals. Attending to the global needs of our customers has allowed us to grow from approximately 20,000 conferences in 1994 to over 250,000 in 1999, a compound annual growth rate exceeding 65 percent.

         We market our services internationally through our direct sales force as well as through outsourcing and co-marketing arrangements with leading telecommunications providers, such as GTE and Concert, the worldwide joint venture of AT&T and British Telecom. These arrangements allow our outsourcing and co-marketing partners to market our teleconferencing services as a part of a total telecommunications solution for their customers.

RECENT DEVELOPMENTS

         During 1999, we initiated new product development efforts in Internet-based conferencing opportunities. As a result, we recently announced:

          - The acquisition of an Internet service provider to accelerate the development and deployment of new Internet-based data conferencing products and services for our clients.

          - An outsourcing agreement with INTERVU, Inc., authorizing us to deliver their audio, video, and data streaming services. INTERVU is a leading provider of streaming services over the Internet.

          - Successful initial testing of a groundbreaking, full duplex Internet telephony conferencing solution using Clarent Corporation's gateway technology. Clarent is a leading developer of technology that enables the conversion of Internet telephony into conventional circuit-switched service. This service offering is scheduled for beta testing with selected major telecommunications providers in the first half of 2000, with full introduction scheduled later in 2000.


          - In April 2000, the addition of Microsoft-Registered Trademark-technology and promotional support for our Internet conferencing services, successful beta testing of our Internet telephony conferencing service, and the successful launch of our European Internet video streaming service.


MARKET OPPORTUNITY

         Industry sources indicate that the total worldwide market for all types of traditional teleconferencing services generated $1 billion in revenues in 1998. Market trends suggest that this market will grow to over $3 billion in 2004. This excludes the potential for Internet-based voice, video, and data conferencing, which we expect to grow at a faster rate than the growth of traditional conferencing services. Several factors are driving the rapid growth in the teleconferencing services market, including:

          - COST AND TIME ADVANTAGES: Teleconferencing allows clients to conduct meetings, run training sessions, and share information when face-to-face meetings would be too costly, impractical, or inconvenient. In today's business environment, the speed of obtaining information, efficient communication of that information, and accelerated high quality decision-making are increasingly recognized as competitive advantages.

          - GLOBALIZATION AND CORPORATE DECENTRALIZATION: The increasing number of companies with international subsidiaries has created a growing demand for teleconferencing as a means of conducting business meetings. The growing number of telecommuters who work from home or who travel extensively have also increased the demand for conferencing services.

          - INTERNET APPLICATIONS: The emergence of the Internet as a reliable communications medium is expected to reduce transmission costs, stimulate usage, and generate new conferencing applications such as voice over Internet and streaming of audio, video, and data.

          - DEREGULATION OF INTERNATIONAL TELECOMMUNICATIONS MARKETS: In certain international markets, deregulation presents us with an opportunity to enter new geographic markets with new value-added teleconferencing services.

STRATEGY

         Our objective is to become the world's leading single source provider of audio, video, data, and Internet-based teleconferencing services. The key elements of our strategy are to:

          - Develop a full suite of Internet telephony teleconferencing services.

          - Capitalize on the global market for teleconferencing services by growing our operations in major international markets and expanding into others.

          - Develop and leverage our present outsourcing and co-marketing arrangements with major telecommunications service providers.

          - Pursue strategic acquisitions to further increase our service offerings, expand our customer base, and broaden our geographic reach.

          - Adapt and implement state of the art conferencing equipment and technology.

          - Maintain and grow long-term relationships with our clients by providing superior service, the most extensive set of global operations, and the broadest possible range of services.

OTHER INFORMATION


          We were incorporated under the laws of Colorado in 1989 and commenced operations on January 2, 1990. Our headquarters are located at 1658 Cole Boulevard, Suite 130, Golden, Colorado, 80401 and our telephone number is (303) 235-9000. Our web site address is www.acttel.com. Information contained on our web site does not constitute part of this prospectus.


THE OFFERING



Common stock offered by ACT......................................  750,000 shares
Warrants offered by ACT..........................................  187,500 five year warrants
Common stock to be outstanding after the offering, based on
   shares outstanding on March 31, 2000..........................  5,578,374 shares

Use of proceeds (after expenses).................................  We plan to use the net proceeds to:

                                                                   - accelerate development and deployment of Internet-based
                                                                          conferencing products and services.
                                                                   - acquire equipment to expand our capacity.
                                                                   - develop Internet streaming and other high speed digital
                                                                          services.
                                                                   - provide working capital for potential acquisitions,
                                                                          development of outsourcing, and co-marketing
                                                                          opportunities.
                                                                   - fund general corporate purposes.
Nasdaq SmallCap Market symbol....................................  ACTT




         The 5,578,374 shares of common stock to be outstanding after this offering is based on 4,828,374 shares outstanding on March 31, 2000, plus 750,000 shares offered in this prospectus, excluding:



          - 2,089,300 shares of common stock issuable upon the exercise of options and warrants outstanding as of March 31, 2000, at a weighted average exercise price of $5.95 per share.


          - 5,080 shares reserved for future grants under our 1991 and 1996 stock option plans.

          - 72,940 shares reserved for purchase under our employee stock purchase plan.


          - 187,500 shares reserved for issuance on exercise of the warrants offered through this prospectus.


          - 75,000 shares reserved for issuance on exercise of the agent's warrants (See "Distribution").


         The information in this prospectus assumes there is no exercise of the warrants offered through this prospectus.

                       SUMMARY CONSOLIDATED FINANCIAL DATA


         You should read the financial information set forth below, in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations," consolidated financial statements, and related notes appearing elsewhere in this prospectus. The pro forma balance sheet data gives effect to the sale of the 750,000 shares of common stock that we are offering under this prospectus at an assumed offering price of $6.50 per share and deduction of agent's commissions and offering expenses, resulting in net proceeds of approximately $4 million. Pro forma data does not reflect the exercise of the warrants described in this offering.




                                                                                                                THREE MONTHS
                                                             YEAR ENDED DECEMBER 31                            ENDED MARCH 31
                                                             ----------------------                            --------------
                                             1995         1996         1997         1998        1999         1999          2000
                                             ----         ----         ----         ----        ----         ----          ----
                                                                                                                 (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS
Net revenues............................   $  3,461     $  6,220     $ 10,234     $ 19,010     $ 28,329    $  6,842      $  8,184
Cost of services........................      1,961        3,605        4,727       10,882       14,798       3,789         4,072
Selling, general, and administrative
expense.................................      1,668        3,526        5,310        9,121       11,992       2,827         3,267
Interest expense........................         19           13           99          532          848         173           239
Provision for income taxes..............        133          165          333          402          415         118           222
Minority interest.......................        104          119          201          190          195          62           197
Net income (loss).......................      (424)      (1,208)        (436)      (2,117)           81       (126)           188
Net income (loss) per share(1)..........   $  (.21)     $  (.41)     $  (.14)     $  (.58)     $    .01    $ (0.03)      $   0.03
Weighted average shares
outstanding-basic.......................      2,057        2,911        3,204        3,647        4,394    4,027,655     4,780,413
Weighted average shares
outstanding-diluted.....................      2,057        2,911        3,204        3,647        4,656    4,027,655     5,971,935



--------------------------------------------

(1)      Per basic and diluted shares



                                                         DECEMBER 31, 1999               MARCH 31, 2000
                                                         -----------------               --------------
                                                                                   ACTUAL              PRO FORMA
                                                                                   ------              ---------
                                                                                 (UNAUDITED)          (UNAUDITED)

    CONSOLIDATED BALANCE SHEET DATA (IN THOUSANDS):
       Cash and cash equivalents......................       $    1,533           $      875          $    4,875
       Accounts receivable and other current assets...            7,583                8,791               8,791
       Total equipment-net............................           11,275               11,623              11,623
       Goodwill and other non-current assets..........            1,707                2,633               2,633
                                                         --------------       --------------      --------------

       Total assets...................................       $   22,098           $   23,922          $   27,922
                                                                 ======               ======              ======

       Accounts payable and other current liabilities.       $    7,546           $    7,524          $    7,524
       Long term debt.................................            5,003                4,958               4,958
       Preferred stock................................            1,693                1,704               1,704
       Deferred income taxes (United Kingdom).........              320                  315                 315
       Minority interest..............................              968                1,448               1,448
       Stockholders' equity...........................            6,568                7,973              11,973
                                                         --------------       --------------      --------------

       Total liabilities and stockholders' equity.....       $   22,098           $   23,922          $   27,922
                                                              =========            =========           =========


                                  RISK FACTORS

         THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK. WHILE WE HAVE ATTEMPTED TO IDENTIFY ALL RISKS THAT ARE MATERIAL TO OUR BUSINESS, ADDITIONAL RISKS THAT WE HAVE NOT YET IDENTIFIED OR THAT WE CURRENTLY THINK ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, IN WHICH CASE YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION, AND RELATED NOTES.

OUR REVENUES MAY FLUCTUATE BECAUSE WE DRAW SIGNIFICANT REVENUES FROM THREE MAJOR CLIENTS.

         The loss of any one of our three largest customers, but especially the largest one, would have a material adverse effect on our business. Our three largest customers represent over 40 percent of our total business. Teleconferencing customers can easily switch to a competing provider or allocate their business among several vendors. In 1999, our three largest customers accounted for 24 percent, 14 percent, and 4 percent of our revenues. Mergers, consolidations, or other changes in ownership or alliances that impact any of our customers could also adversely impact our revenues or cause us to lose a substantial client.

THE FAILURE TO MANAGE OUR GROWTH INTO NEW SERVICE OFFERINGS OR TO HIRE ADDITIONAL QUALIFIED EMPLOYEES COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         Our failure to attract and retain the necessary personnel or effectively manage our growth in employees and operations could have a material adverse affect on our business, financial condition, and operating results. The expansion of our business into Internet-based service offerings as well as our rapid internal growth will place a significant strain on our current management resources. To structure, deliver, and support these new services, we will need to provide additional training for current employees and compete in the market for new employees, especially those who are skilled in the delivery of Internet services. Competition for talented personnel is intense, and we cannot assure you that we will be able to attract, integrate, and retain sufficiently qualified staff to support the growth in our existing business or our expansion into Internet-based conferencing services.

WE MAY NOT BE ABLE TO COMPETE AGAINST OUR MAJOR COMPETITORS IN THE TELECOMMUNICATIONS INDUSTRY WHO HAVE SUBSTANTIALLY GREATER CAPITAL RESOURCES AND NAME RECOGNITION THAN WE HAVE.

         The telecommunications industry is highly competitive, and many of our competitors and potential competitors have substantially greater capital resources and name recognition than we have. Accordingly, we may not be able to compete with them in terms of advertising, marketing, sales, and deployment of capital. To compete successfully against other telecommunications and teleconferencing providers, we must be able to maintain competitive pricing while at the same time offering high quality services. A competitor that operates substantially more ports than we operate will have more flexibility in the size of conferences it can conduct and the prices it can charge. A well-capitalized competitor can offer a wider array of service and pricing options that we may not be able to match.

THE DEVELOPMENT OF INTERNET-BASED CONFERENCING SERVICES THAT COMPETE WITH CONVENTIONAL CIRCUIT-SWITCHED AUDIO CONFERENCING INJECTS AN UNKNOWN COMPETITIVE FACTOR INTO THE TELECONFERENCING INDUSTRY.

         Over 90 percent of our current revenues are derived from audio conferences that are carried over conventional circuit-switched analog and digital telephone lines. The potential use of the Internet to transmit long distance voice, video, and data and to develop new types of conferences represents a material change in the telecommunications industry. The Internet offers less expensive long distance transmission and greater flexibility in conferences that combine audio, video, and data. We offer no assurance that our current business practices or our new initiatives in Internet conferencing can address and exploit these developments, particularly since the scope of change and the impact of change are not known to us at this early stage of market development.

IF INTERNET TELEPHONY AND INTERNET INFRASTRUCTURE DO NOT CONTINUE TO DEVELOP AS ANTICIPATED, OUR OPERATIONS WILL BE NEGATIVELY AFFECTED.

         For Internet telephony and Internet-based conferencing services to be commercially viable, the size of the network infrastructure, enabling technologies, necessary performance improvements, and user security will need to be upgraded and usage must increase substantially. If the Internet continues to experience an increased number of users, increased frequency of use, or increased bandwidth requirements, we can provide you no assurance that the performance or reliability of the Internet will not be adversely affected. We cannot assure you that the infrastructure or products or services necessary to make the Internet a viable commercial marketplace for the long term will be developed. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face such outages and delays in the future. These outages and delays could adversely affect the level of Internet telephony usage, the level of traffic, and our Internet-based teleconferencing services.

IF INTERNET TELEPHONY CONFERENCING DOES NOT GAIN MARKET ACCEPTANCE, OUR POTENTIAL FOR GROWTH WILL BE ADVERSELY AFFECTED.

         We cannot be certain that Internet telephone service will gain market acceptance or prove to be a viable alternative to traditional telephone service. If the Internet telephony market fails to develop or develops more slowly than we expect, then our future revenues from conferencing over the Internet would be adversely affected. TECHNOLOGICAL INNOVATIONS COULD RENDER OUR CURRENT SERVICES OBSOLETE.

         We expect technical innovations to stimulate new developments in teleconferencing services. These range from the development of more sophisticated computers, telephone sets, private branch exchanges, customer-owned bridges, and centralized office switching equipment to Internet telephony. Other competitive developments within the telecommunications industry, such as low-priced long distance services and new uses for the Internet, aside from the Internet-based services we are currently developing, may lead the major telecommunications companies to offer low-cost teleconferencing services as a strategy to obtain greater market share in other product areas. These innovations and developments could render our current service offerings obsolete or uneconomic.

WE MAY BE VULNERABLE TO TECHNICAL MALFUNCTIONS WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

         We depend upon our software systems, communications hardware, and enhanced services platform to conduct our conferencing business. Our systems, communications hardware, and platform are vulnerable to damage or interruption from:

         -        Natural disasters.

         -        Power loss.

         -        Telecommunication failures.

         -        Loss of Internet access.

         -        Physical and electronic break-ins.

         -        Hardware defects.

         -        Computer viruses.

         -        Intentional acts of vandalism and similar events.

         If we experience substantial technical difficulties with our teleconferencing bridges, hardware, or software, we may not succeed in routing conferencing traffic effectively.

WE INCUR FINANCIAL RISKS IN OUR INTERNATIONAL OPERATIONS.

         We incur financial risks associated with international operations and related foreign currencies. International sales comprised approximately 55 percent of revenues in 1999 and we anticipate that international sales will continue to account for a significant portion of our consolidated revenue. Our international conferences that are initiated outside the United States are denominated in local currency and are subject to foreign currency exchange risks. The assets and liabilities in our international operations also are denominated in each country's local currency and are subject to foreign currency exchange risks.

IF WE ARE UNABLE TO EXPAND OUR INTERNATIONAL OPERATIONS WHEN WE IDENTIFY OPPORTUNITIES AND BRING THEM TO A PROFITABLE OPERATION WITHIN A REASONABLE TIME, WE MAY BE UNABLE TO COMPLETE OUR GLOBAL PLATFORM.

         We cannot assure you that all our international offices will become and remain profitable. Our international offices are in Canada, the United Kingdom, France, Belgium, the Netherlands, Germany, Australia, and Hong Kong. We intend to expand the scope of our international operations, which will require us to open and staff new offices in additional countries, invest in more bridging equipment, fund marketing expenses, and incur other start-up costs. We incur these startup expenses when we open a new international office before we generate any revenue from that office. We intend to continue opening new international offices and view these expansion expenses as a necessary investment in future revenue growth, but we need each of these offices to become profitable within a reasonable time if we are to continue building our global platform.

OUR PLANS TO EXPAND MAY BE DISCONTINUED IF WE ARE UNABLE TO OBTAIN SUFFICIENT FINANCING.

         We may not be able to fully implement our domestic and international expansion plans with only the net proceeds from this offering, especially with respect to our plans for Internet telephony conferencing. We may need additional equity or debt financing, collaborative arrangements with corporate partners, or funds from other sources for these purposes. Additional equity financings may be dilutive to our stockholders and debt financing may impose restrictive covenants on the way we operate our business. We may have difficulty obtaining these funds on a timely basis and on acceptable terms, if at all. If we cannot obtain adequate funds from operations or additional sources of financing, particularly if obtaining or retaining a customer's business depends on the prompt expansion of existing facilities or the opening of a new foreign office, we may experience operational difficulties and the loss of customers. Our business, financial condition, and results of operations will be materially and adversely affected by the unavailability of capital when we need it.

THERE ARE FEW REGULATORY BARRIERS TO ENTRY INTO OUR CURRENT MARKETS AND NEW COMPETITORS MAY ENTER AT ANY TIME.

         There are few regulatory barriers to competition in our markets. Until recently, local exchange carriers in the United States, including local telephone companies, were prohibited from providing audio teleconferencing, except in limited areas. Recent federal legislation allows local exchange carriers to offer teleconferencing services.

This legislation may result in additional competition if some or all of the local exchange carriers choose to enter or expand their activities in the teleconferencing market in the United States.

         There are no significant regulatory barriers to enter the markets we serve in Canada, the United Kingdom, the Netherlands, France, Belgium, Germany, Australia, or Hong Kong. Barriers to entry in other foreign markets vary, but may involve governmental regulation or government-owned telephone systems that block changes in existing regulations or resist competition with independent teleconferencing companies. These barriers may restrict our expansion into additional foreign markets.

WE MAY NOT FIND THE INVESTMENT OPPORTUNITIES TO OPTIMIZE THE USE OF PROCEEDS GENERATED BY THIS OFFERING.

         The intense competition within our industry for traditional conferencing services and the opportunity to explore, develop, and deliver Internet conferencing services require that we have resources available on short notice to allow us to penetrate new markets or provide new services. We have broad discretion in the application of the proceeds of this offering and cannot assure you that our judgment in selecting these opportunities will optimize our use of these proceeds.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS WHICH MAY LIMIT OUR ABILITY TO COMPETE EFFECTIVELY.

         We hold no patents. We may not be able to protect our proprietary information, business practices, trade secrets, or trademarks against a competitor's use, and we may not be successful in litigation we might bring to protect our proprietary information, business practices, or trademarks. To protect our proprietary rights, we rely generally on copyright, trademark, and trade secret laws, and confidentiality agreements with employees and third parties. However, employees, consultants, and others could breach their confidentiality agreements and we may not have adequate remedies for such breach. Further, while we believe our name and the "ACT" logo are unique in the teleconferencing market, a variety of other enterprises' usage of the name "Act" or "ACT" makes trademark protection in some contexts either unavailable or so likely to generate litigation or the threat of litigation that the pursuit of trademark protection is prohibitively expensive.

OUR COMMON STOCK PRICE HAS BEEN HIGHLY VOLATILE, AND WE EXPECT THIS VOLATILITY TO CONTINUE.

         The market price of our common stock is highly volatile and may decline. We anticipate that the volatility of our common stock price may continue due to factors such as:

          -    Actual or anticipated fluctuations in results of our operations.

          -    Changes in or failure to meet securities analysts' expectations.

          -    Changes in market valuations of other teleconferencing companies.

          - Announcements by us or our competitors of significant technological innovations, contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments.

          -    Introduction of new services by us or our competitors.

          - Conditions and trends in the teleconferencing industry and related technology industries.

          -    Future sales of our common stock.

         These factors are in addition to significant price and volume fluctuations in the securities markets that may be unrelated to our operating performance.

PROVISIONS OF OUR ARTICLES OF INCORPORATION COULD DELAY OR PREVENT A CHANGE IN CONTROL OF ACT.

         Certain provisions of our articles of incorporation may discourage, delay, or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

          - Authority of the board of directors to issue additional preferred stock.

          -    Prohibition on cumulative voting in the election of directors.

          -    Election of directors by class for terms of three years.

          - Limitations on the ability of third parties to acquire us by their offer of a premium price to selected stockholders.

          - Agreements with key executives which provide special termination payments in the event of a change in control.

          - A share rights plan that enables stockholders to dilute an acquiring person's investment through the stockholders' purchase of a large number of shares.

PURCHASERS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

         The offering price per share in this offering significantly exceeds our net tangible book value per share. Accordingly, the purchasers of shares sold in this offering will experience immediate and substantial dilution in the net tangible book value of their investment.

THE PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED BY THE SALE OF A SIGNIFICANT NUMBER OF THE SHARES AVAILABLE FOR FUTURE ISSUANCE THROUGH THE EXERCISE OF OPTIONS AND WARRANTS.


         The exercise of outstanding warrants and options and the potential sale of the underlying shares could have a material adverse effect on the public trading price of our stock, if the holders are willing to sell at a price that is significantly less than the current market price or the number of shares sold exceeds the number of shares the market can absorb at the current market price.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements refer to objectives, expectations, intentions, future events, or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, level of activity, performance, or achievements to be materially different from any results expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "could," "expects," "anticipates," "intends," "plans," "believe," "estimates," "predicts," "potential," and similar expressions. Our actual results could differ materially from those included in forward-looking statements. Factors that could contribute to these differences include those matters discussed in "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS


         We estimate the net proceeds to us from the sale of 750,000 shares of common stock and the 187,500 warrants in this offering will be $4 million after deducting estimated commissions and expenses payable to the agent together with other offering expenses. We have not included proceeds from exercise of the warrants.


         We expect to use the net proceeds of this offering for these purposes:


          - Investment in equipment, technology, and staff to develop and market full duplex Internet telephony conferencing services (approximately $1 million).






          - Capacity expansion for traditional audio, video, and data conferencing bridges and ancillary telecommunications equipment (approximately $0.5 million).


          - Development of Internet streaming and other high speed digital services (approximately $0.5 million).


          - Potential acquisitions, development of outsourcing and co-marketing relationships with major telecommunications providers, working capital, and general corporate purposes (approximately $2 million).


         While we consider potential acquisitions from time to time and have recently completed one acquisition and the buy out of certain minority interests in subsidiaries, we have not finalized commitments or agreements for any acquisitions. Furthermore, we cannot guarantee that we will complete any other acquisitions.


         The amount of funds that we actually use for the above purposes will depend on many factors, including revisions to our business plan, material changes in our revenues or expenses, and other factors. Accordingly, our management will have significant discretion over the use and investment of a large portion of the net proceeds to us from the offering. See "Risk Factors-We may not find the investment opportunities to optimize the use of proceeds generated by this offering."

         Prior to their eventual use, the net proceeds will be invested in high quality, short-term investment instruments such as short-term corporate investment grade or United States Government interest-bearing securities.

                        PRICE RANGE OF COMMON STOCK

                                                                                                                      HIGH      LOW
                                                                                                                      ----      ---
Fiscal year ended December 31, 1997
   First Quarter..............................................................................................        $5.00    $2.88
   Second Quarter.............................................................................................         7.50     4.99
   Third Quarter..............................................................................................        13.05     8.25
   Fourth Quarter.............................................................................................         9.13     4.50
Fiscal year ended December 31, 1998
   First Quarter..............................................................................................        10.00     5.88
   Second Quarter.............................................................................................        11.63     8.00
   Third Quarter..............................................................................................        10.63     6.50
   Fourth Quarter.............................................................................................         7.25     5.25
Fiscal year ended December 31, 1999
   First Quarter..............................................................................................         5.63     4.63
   Second Quarter.............................................................................................         6.63     4.00
   Third Quarter..............................................................................................         9.63     5.00
   Fourth Quarter.............................................................................................         9.00     6.00
Fiscal year ended December 31, 2000
   First Quarter..............................................................................................        17.00     8.00



         On May 22, 2000, the last reported sale price of our common stock was $6.00 per share, and we had approximately 1,300 stockholders.


                                 DIVIDEND POLICY

         We have never paid any dividends on our common stock or preferred stock, in part due to existing loan covenant restrictions. We expect for the foreseeable future to retain all of our earnings from operations for use in expanding and developing our business. Any future decision as to the payment of dividends will be at the discretion of our board of directors and will depend upon our earnings, financial position, capital requirements, plans for expansion, existing loan covenants, and such other factors as the board of directors deems relevant.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 1999, and March 31, 2000, and as adjusted to reflect the net proceeds of our sale of 750,000 shares of common stock and 187,500 warrants in this offering at an assumed public offering price of $6.50 per share (with one warrant accompanying each four shares) and the application of the estimated net proceeds. The information set forth below should be read in conjunction with the Consolidated Financial Statements and Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.


                                                                                                          ACTUAL      AS ADJUSTED(1)
                                                                                                          ------      -------------
                                                                                        AS OF                      AS OF
                                                                                  DECEMBER 31, 1999           MARCH 31, 2000
                                                                                  -----------------           --------------
                                                                                                                (UNAUDITED)
                                                                                               (AMOUNTS IN THOUSANDS)
Long-term debt, net of current maturities........................................           $5,003          $4,958          $4,958
Minority interest................................................................              968           1,448           1,448
Preferred stock, non-voting, 1,000,000 shares authorized; 2,000 shares of
   Series A redeemable preferred outstanding.....................................            1,693           1,704           1,704
Common stockholders' equity:
Common stock, no par value, 10,000,000 shares authorized; 4,595,947 shares issued and outstanding at December 31, 1999, and 4,828,374 shares at March
   31, 2000 (5,578,374 shares as adjusted)(2)....................................           11,378          12,767          16,767
Additional paid-in capital.......................................................              100             120             120
Accumulated deficit..............................................................           (4,809)         (4,661)         (4,661)
Accumulated other comprehensive loss.............................................             (100)           (253)           (253)
                                                                                            ------          ------          ------
Total common stockholders' equity................................................            6,568           7,973          11,973
                                                                                            ------          ------          ------

Total capitalization.............................................................          $14,233         $16,083         $20,083
                                                                                            ======          ======          ======


-----------

(1) Adjusted to reflect estimated net proceeds of $4 million from our sale of 750,000 shares of common stock and 187,500 warrants in this offering.


(2) Excludes: (i) options and warrants outstanding on March 31, 2000, to purchase 2,089,300 shares of our common stock at a weighted average exercise price of $5.95 per share; (ii) as of March 31, 2000, an additional 5,080 shares of common stock reserved for issuance in connection with future stock options under our Stock Option Plans of 1991 and 1996; (iii) as of March 31, 2000, an additional 72,940 shares of common stock reserved for purchase under our Employee Stock Purchase Plan; (iv) warrants for the purchase of 187,500 shares that accompany the shares of common stock offered through this prospectus and that are exercisable at 110 percent of the closing bid price per share on the day preceding the effective date of this prospectus; and (v) agent's warrants to purchase 75,000 shares at 120 percent of the closing bid price per share on the day preceding the effective date to be issued to our agent in this transaction.

                                    DILUTION

         Our net tangible book value at March 31, 2000, was $5,503,549 or $1.14 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of common stock outstanding. After giving effect to the sale of 750,000 shares of common stock accompanied by 187,500 warrants in this offering at an assumed offering price of $6.50 per share and after deducting estimated commissions and offering expenses, our pro forma net tangible book value as of March 31, 2000, would have been $9,503,549 or $1.70 per share. This represents an immediate increase in pro forma net tangible book value of $0.56 per share to existing stockholders and an immediate dilution of $4.80 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:




Per share offering price...............................................................                 $6.50
Net tangible book value per share at March 31, 2000....................................      $1.14
Increase attributable to the offering to existing stockholders.........................      $0.56
Pro forma tangible book value per share after offering.................................                 $1.70

Per share dilution to investors in the offering........................................                 $4.80




         The following table summarizes, as of March 31, 2000, on the pro forma basis described above, the total number of shares and consideration paid to us and the average price paid per share by the existing stockholders and by new investors purchasing shares of common stock in the offering at an assumed offering price of $6.50 per share, before agent's commissions and other offering expenses:




                                                                                          AVERAGE PRICE PER
                                    NUMBER       PERCENT        AMOUNT         PERCENT          SHARE
                                    ------       -------        ------         -------    -----------------
                                     SHARES PURCHASED           TOTAL CONSIDERATION
                                     ----------------           -------------------
Existing stockholders........        4,828,374       86.6%       $12,767,168       72.4%                $2.64
New investors................          750,000       13.4%         4,875,000       27.6%                 6.50

   Totals....................        5,578,374        100%        17,642,168        100%                $3.16
                                     =========        ===         ==========        ===




         These calculations assume the issuance of 750,000 shares of common stock to be sold in this offering, but do not give effect to 2,089,300 shares of common stock reserved for issuance upon the exercise of outstanding various warrants and options under our Stock Option Plan of 1991 and our Stock Option Plan of 1996; 72,940 shares to be issued under our Employee Stock Purchase Plan; 187,500 warrants to be issued in conjunction with the issuance of 750,000 shares in this offering; and 75,000 agent's warrants to be issued to our agent in this offering. See "Shares Eligible for Future Sale" and "Distribution."

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected financial data should be read in conjunction with the Consolidated Financial Statements and related Notes to the Financial Statements appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statements of operations data for each of the years ended December 31, 1997, 1998, and 1999, and the selected balance sheet data as of December 31, 1998 and 1999, are derived from our consolidated financial statements audited by Ernst & Young L.L.P., our independent auditors, appearing elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 1995 and 1996 and the selected balance sheet data as of December 31, 1995, 1996, and 1997 have been derived from audited financial statements of the Company not included in this prospectus. The selected financial data provided below is not necessarily indicative of our future results of operations or our financial performance.





                                                     1995              1996              1997              1998
                                                     ----              ----              ----              ----
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues..............................        $3,461,204         $6,219,946       $10,234,403      $19,009,645
Costs and expenses:
   Cost of services.......................         1,961,434          3,604,729         4,727,236       10,881,556
   Selling, general, and administrative
      expense.............................         1,668,200          3,526,164         5,309,444        9,121,235
   Interest expense, net..................            18,576             12,702            99,496          532,322
                                                   ----------       ------------        ----------     ------------
Total costs and expenses..................        $3,648,210         $7,143,595       $10,136,176      $20,535,113
Income (loss) before income taxes and
   minority interest......................          (187,006)          (923,649)           98,227       (1,525,468)
Provision for income taxes................          (133,364)          (164,591)         (332,566)        (401,762)

Income (loss) before minority interest....          (320,370)        (1,088,340)         (234,339)      (1,927,230)
Minority interest.........................          (103,690)          (119,867)         (202,469)        (189,895)
                                                   ----------       ------------        ----------     ------------
Net income (loss).........................         $(424,060)       $(1,208,107)        $(436,808)     $(2,117,125)
                                                   ==========       ============        ==========     ============
Net income (loss) per share-basic and
   diluted................................            $(0.21)            $(0.41)           $(0.14)          $(0.58)
                                                   ==========       ============        ==========     ============
Weighted average basic shares outstanding.         2,056,940          2,911,187         3,204,747        3,647,188
                                                   ==========       ============        ==========     ============
Weighted average diluted shares outstanding        2,056,940          2,911,187         3,204,747        3,647,188
                                                   ==========       ============        ==========     ============
CONSOLIDATED BALANCE SHEET DATA
Cash and short-term investments...........          $288,345           $621,742          $451,434         $369,407
Net working capital.......................            24,203            697,151           512,982       (1,257,904)
Total assets..............................         2,662,804          4,085,269         7,929,711       15,326,200
Total liabilities, preferred stock, and
   minority interest......................         1,589,018          2,317,312         4,551,778       12,821,635
Stockholders' equity......................         1,073,786          1,767,957         3,377,933        2,504,565





                                                                             THREE MONTHS ENDED
                                                                                  MARCH 31
                                                                            --------------------
                                                                                 (unaudited)
                                                         1999              1999              2000
                                                         ----              ----              ----
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues..............................            $28,328,791        $6,842,467        $8,183,767
Costs and expenses:
   Cost of services.......................             14,797,606         3,788,894         4,071,656
   Selling, general, and administrative
      expense.............................             11,991,913         2,827,166         3,266,610
   Interest expense, net..................                848,014           172,800           238,555
                                                      -----------        ----------        ----------
Total costs and expenses..................            $27,637,533        $6,788,860        $7,576,821
Income (loss) before income taxes and
   minority interest......................                691,258            53,607           606,946
Provision for income taxes................               (414,866)         (117,942)         (222,286)

Income (loss) before minority interest....                276,392           (64,335)          384,660
Minority interest.........................               (194,967)          (62,136)         (196,735)
                                                      -----------        ----------        ----------
Net income (loss).........................                $81,425          $126,471          $187,925
                                                      ===========        ==========        ==========
Net income (loss) per share-basic and
   diluted................................                  $0.01            $(0.03)            $0.03
                                                      ===========        ==========        ==========
Weighted average basic shares outstanding.              4,393,963         4,027,655         4,780,413
                                                      ===========        ==========        ==========
Weighted average diluted shares outstanding             4,655,501         4,027,655         5,971,935
                                                      ===========        ==========        ==========
CONSOLIDATED BALANCE SHEET DATA
Cash and short-term investments...........             $1,532,551       $ 1,568,509       $   874,150
Net working capital.......................              1,569,332           990,317         2,141,933
Total assets..............................             22,098,343        19,147,675        23,922,034
Total liabilities, preferred stock, and
   minority interest......................             15,529,686        13,557,973        15,949,472
Stockholders' equity......................              6,568,657         5,589,702         7,972,562


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         GENERAL. We are a full-service provider of audio, video, data and Internet-based teleconferencing services to businesses and organizations in North America, Europe and Asia. Our conferencing services enable our clients to cost-effectively conduct remote meetings by linking participants in geographically dispersed locations. We have 11 operations centers and 13 sales offices in 9 countries. Our primary focus is to provide high value added conferencing services to organizations such as accounting firms, consulting firms, investment banks, high tech companies, law firms, investor relations firms, and other multinational companies.

         We were incorporated in December 1989 and began offering audio teleconferencing services at our Denver location in January 1990. In 1992 we invested in an audio teleconferencing facility in the United Kingdom and in 1995 we invested in a similar operation in the Netherlands. In 1997 we announced a major international capacity expansion plan intended to grow the company from its then 3 locations in 3 countries (United States, United Kingdom and Netherlands) to the current 13 offices in 9 countries offering a full range of audio, video, and internet-based data conferencing services. The rationale for this expansion plan is the rapidly growing market for teleconferencing services worldwide, the expansion of Internet-based conferencing services, and an increasing demand for additional services by certain of our multi-national clients.

         We completed our capacity expansion in 1999, after successful entry into the markets of Canada, France, Belgium, Germany, Australia and Hong Kong. During 1999 we also entered the rapidly growing field of Internet-based teleconferencing products and applications. We now offer data conferencing services in-house, and offer audio, video and data streaming applications over the Internet to our clients with a nationally recognized provider of broadcast streaming products.

         During 1999, our operating performance improved significantly. We were assisted by large volume increases in all the countries in which we have operations but especially in the United States, which grew conference call volumes by over 100%. As a consequence, net income improved by over $2 million.

         The following table shows revenues by major product sector over the past 3 years:

                                                                                                 1997        1998        1999
                                                                                                 ----        ----        ----
                                                                                                  (AMOUNTS IN THOUSANDS)
CONFERENCING SERVICES....................................................................
Audio conferencing services..............................................................        $9,493     $14,627     $25,133
Video, data and Internet-based services..................................................           561       1,296       1,717
                                                                                               --------    --------     -------

                                                                                                 10,054      15,923      26,850
GROWTH RATES %...........................................................................           69%         58%         69%
Equipment sales..........................................................................           180       3,087       1,479
                                                                                               --------    --------     -------

Total....................................................................................       $10,234     $19,010     $28,329
                                                                                               --------    --------     -------

GROWTH RATES %...........................................................................           65%         86%         49%

COMPONENTS OF MAJOR REVENUE AND EXPENSE ITEMS

         REVENUES. We earn revenues from fees charged to clients for audio, video, data and Internet-based teleconference bridging services, from charges for enhanced services, and from rebilling certain long-distance telephone costs. We also earn revenues from video equipment sales.

         COST OF SALES. Cost of sales consists of telephony costs, depreciation on our teleconferencing bridges and telecommunications equipment, equipment product costs, operator and operations management salaries and office expenses for operations staff.

         SELLING, GENERAL, AND ADMINISTRATION EXPENSE. Selling, general, and administration expense consist of salaries, benefits, and office expenses of our selling and administrative organizations.

COST AS A PERCENTAGE OF SALES

         The following table outlines certain items in our income statement as a percentage of sales for each of the last three years:


                                                                                                          YEARS ENDED
                                                                                                          -----------
                                                                                                          DECEMBER 31
                                                                                                          -----------
                                                                                                     1997    1998     1999
                                                                                                     ----    ----     ----

Sales............................................................................................      100%    100%     100%
Cost of sales....................................................................................      (46)    (57)     (52)
                                                                                                     -----   -----    -----

Gross profit.....................................................................................       54      43       48
Selling, general and administrative expense......................................................      (52)    (48)     (43)
                                                                                                     -----   -----    -----

Operating income.................................................................................        2      (5)       5
Interest expense.................................................................................       (1)     (3)      (3)
                                                                                                     -----   -----    -----

Net income before taxes and minority interest....................................................        1      (8)       2
Minority interest and income taxes...............................................................       (5)     (3)      (2)
                                                                                                     -----   -----    -----

Net income (loss)................................................................................       (4)    (11)       -
                                                                                                     -----   -----    -----


RESULTS OF OPERATIONS

FISCAL YEAR ENDED DECEMBER 31, 1999, COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1998

         NET REVENUES. Net revenues increased 49% to $28.3 million for the year ended December 31, 1999, compared to $19 million for 1998. The 49% revenue growth resulted from an increase in sales to established customers as well as from sales to new customers. Audio conferencing revenues grew by 72% while video, data, Internet and other enhanced conferencing services grew by 32%. Audio conferencing accounted for 89% and 77% of our revenues in 1999 and 1998, respectively. During 1999 we scaled back the sales of video equipment due to low margins in that sector, with the result that video equipment sales accounted for 5% of total revenues in 1999, a reduction of 52%.

 GROSS PROFIT. Gross profit increased 67% to $13.5 million for the year ended December 31, 1999, compared to $8.1 million for the prior year, reflecting the achievement of significant economies of scale associated with volume increases in all service sector categories. Gross profit percentage increased to 48% of net revenues for the year ended December 31, 1999, compared to 43% of net revenues for 1998.

 SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general, and administrative expenses for the year ended December 31, 1999 were $11.9 million, or 42% of revenue, compared to $9.1 million or 48% of revenue for 1998. The 32% increase in such expenses was incurred mainly as a result of the increase in selling, general and administrative staff in new operations as well as marketing expenses incurred to introduce new products and services associated with Internet-based and other high-speed digital conferencing products.

 INTEREST EXPENSE. Net interest expense grew by 59% from $532,322 to $848,013, reflecting the 44% growth in our total asset base from $15.3 million at December 31, 1998 to $22.1 million at December 31, 1999. Although long-term debt held relatively steady, $3.9 million in 1998 compared to $3.8 million in 1999, short-term debt grew by over $1.6 million, mainly as a result of the extension of a $1.0 million supplier line of credit. This line was opened in order to finance our audio, video and data bridging capacity expansion worldwide.

 TAXES ON INCOME. Taxes on income increased 3% to $414,866 for the year ended December 31, 1999, compared to $401,762 for 1998, due to increased taxable income earned by our 60% majority-owned United Kingdom subsidiary. We paid no other income taxes due to domestic and international tax loss carry-forwards of approximately $8.0 million.

MINORITY INTEREST. Minority interest grew by 3% from $189,895 in 1998 to $194,967 in 1999, primarily reflecting lower growth in net after-tax income of our 60% held United Kingdom subsidiary.

 NET INCOME. Net income for the year was $81,425, or $0.01 per share, and increased by $2,198,550, or $0.59 per share over the previous year loss of $2,117,125 or $0.58 per share, mainly due to the ongoing revenue growth, higher gross margins and increased economies of scale noted above.

FISCAL YEAR ENDED DECEMBER 31, 1998, COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1997

NET REVENUES. Net revenues increased 86% to $19 million for the year ended December 31, 1998, compared to $10.2 million for 1997. As in 1997, revenue growth resulted from increased service business to established customers and increased revenues from higher priced enhanced services as well as from sales to new customers. During the year ended December 31, 1998, audio conferencing operations accounted for 77% of net revenues in 1998 compared to 93% in 1997, and grew by 54%. Video and data conferencing grew by 131% accounting for 7% of revenue in 1998 compared to 5% in 1997. Video equipment sales grew approximately $3 million accounting for 16% of revenue in 1998 compared to 2% in 1997.

GROSS PROFIT. Gross profit increased 48% to $8.1 million for the year ended December 31, 1998, compared to $5.5 million for the prior year, mainly reflecting volume increases in sales of teleconferencing services. Gross profit percentage declined to 43% of net revenues for the year ended December 31, 1998, compared to 54% of net revenues for 1997, reflecting cost inefficiencies due to the expansion of new operations in additional locations as well as the impact of low margin video equipment sales.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general, and administrative expense for the year ended December 31, 1998 were $9.1 million, or 48% of revenue, compared to $5.3 million or 52% of revenue for 1997. The 72% increase in such expense reflected the additional investment in the start up of new international business units.

INTEREST EXPENSE. Interest expense grew 435% from $99,496 to $532,322, mainly reflecting the interest on a $2.5 million subordinated financing taken out to fund the investment in international business units. This financing bears interest at a rate of 13.5%. Interest expense also grew as a result of additional capital leases and various bank loans taken out to finance our international expansion.

TAXES ON INCOME. Taxes on income increased 20.8% to $401,762 for the year ended December 31, 1998, compared to $332,566 for 1997, due to taxable income earned by our 60% majority-owned United Kingdom subsidiary. We paid no other income taxes due to current year and carry-forward losses.

MINORITY INTEREST. Minority interest declined by 6% from $202,469 in 1997 to $189,895 in 1998. The decline in minority interest reflects the reduced after-tax share of net income earned by our minority investment partners, principally in our 60% held United Kingdom subsidiary, as well as the entry into certain loss-generating international operations partially owned by minority investors.

NET LOSS. Net Income declined by $1.7 million from a loss of $436,803 or $0.14 per share, to a loss of $2.1 million or $0.58 per share, reflecting mainly the cost of our international expansion into various countries around the world.

LIQUIDITY AND CAPITAL RESOURCES

         As of December 31, 1999, we had approximately $1.5 million of cash and cash equivalents. We will require additional cash to finance our ongoing revenue growth, major capacity expansions and new product introductions.

         Net cash used in operating activities for the year ended December 31, 1999 was $1 million, $242,000 in 1998 and $362,000 in 1997. Net cash used in operating activities in 1998 and 1997 consisted primarily of increases in accounts receivable and other assets, partially offset by increases in accounts payable and accrued expenses. In 1999 net cash used in operating activities consisted primarily of an increase in accounts receivable and reductions in accounts payable and accrued expenses.

         Net cash used in investing activities consisted of additions to telecommunications and bridging equipment. Net cash used in investing activities was $4.6 million for 1999, $5.5 million in 1998 and $1.8 million in 1997 reflecting our expansion into various countries as well as major capacity expansions in North America.

         Net cash provided by financing activities was $6.8 million in 1999, 5.7 million in 1998 and $1.9 million in 1997 and was achieved via a combination of additional common stock issued, warrant conversions, and the utilization of various lines of subordinated debt, interest bearing supplier credit and bank credit. Additionally in 1999 the company issued preferred stock to help finance expansion.







IMPACT OF YEAR 2000

         In prior years, the Company discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company expensed approximately $150,000 during 1999 in connection with remediating its systems. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

FIRST QUARTER OVERVIEW


         During the three months ending March 31, 2000, we achieved continued growth in teleconferencing revenues in all of our operations worldwide as well as introducing new enhanced services in video, data, and Internet conferencing. In addition to satisfactory profit improvements, our first quarter of 2000 included the following highlights:


          -    Revenues grew by 20% for the first quarter to March 31, 2000.


          - Excluding the sale of video conferencing services and equipment, growth in our core audio conferencing services business was 37% for the first quarter.


          - Operating efficiencies enabled us to improve gross margin from 45% to 50%.


          -    Operating income improved by 273%.


          - Successful testing and development of a voice over Internet telephony conferencing product.


          - The introduction of video and data streaming services outsourced to INTERVU.


          - The acquisition of an Internet service provider in January 2000 to accelerate the introduction of Internet-based and data conferencing services over the Internet.


          - On January 1, 2000, Concert became the vehicle for an international joint venture between AT&T and British Telecom. Our initial services to Concert involved the delivery of services for Concert's internal conferencing. We are now phasing into the delivery of services to Concert's customers. Revenues from the Concert agreement will depend on usage and pricing.


         The following table shows revenues by major product sector:



                                                                                   3 MONTHS ENDED MARCH 31
                                                                                   -----------------------
                                                                                 2000        1999         1998
                                                                                 ----        ----         ----
                                                                                   (AMOUNTS IN THOUSANDS)
                                                                                         (unaudited)
CONFERENCING SERVICES
Audio conferencing services..............................................      $7,710      $5,614       $3,247
Video, data and Internet-based services..................................         335         389          259
                                                                               ------      ------       ------
                                                                                8,045       6,003        3,506
GROWTH RATES %...........................................................          34%         71%          68%

Equipment and other sales................................................         139         838          587
                                                                               ------      ------       ------
Total....................................................................      $8,184      $6,843       $4,093
                                                                               ======      ======       ======
GROWTH RATES %...........................................................         20%         67%          93%


         The following table outlines certain items in our income statement as a percentage of sales:


                                                                                   3 MONTHS ENDED MARCH 31
                                                                                   -----------------------
                                                                                 2000        1999        1998
                                                                                 ----        ----        ----
                                                                                         (unaudited)
Sales...................................................................          100%        100%        100%
Cost of sales...........................................................          (50)        (55)        (48)
                                                                                 ----        ----        ----
Gross profit............................................................           50          45          52
Selling, general and administrative expense.............................          (40)        (41)        (48)
                                                                                 ----        ----        ----
Operating income........................................................           10           4           4
Interest expense........................................................           (3)         (3)         (1)
                                                                                 ----        ----        ----
Net income before taxes and minority interest...........................            7           1           3
Minority interest and income taxes......................................           (5)         (3)         (7)
                                                                                 ----        ----        ----
Net income (loss).......................................................            2          (2)         (4)
                                                                                 ====        ====        ====

RESULTS OF OPERATIONS


FIRST QUARTER ENDING MARCH 31, 2000, COMPARED TO FIRST QUARTER ENDING MARCH 31, 1999


         NET REVENUES. Net revenues increased 20% to $8.2 million for the quarter ending March 31, 2000, compared to $6.8 million for the same period in 1999, primarily due to ongoing sales volume growth in our audio conferencing business, which grew by 37%. Audio conferencing operations accounted for 94% of the total revenue.


         Revenues from videoconferencing services declined by 16% due to the loss of a customer as well as video bridging installation delays experienced in our Dallas videoconferencing center as well as the lack of a full-featured video bridging system in that location. In February 2000, we took the decision to invest an additional $100,000 in video bridging equipment in Dallas to make our service more feature-competitive and during April 2000 this decision began to yield some initial success with improved revenues in video conferencing starting to be achieved.


         Our data streaming operations, outsourced to INTERVU, have met with immediate initial success and appear to have rapid growth prospects. Testing of our Internet telephony conferencing services, although successful, are not yet revenue-generating.


         GROSS PROFIT. Gross profit increased by 35% to $4.1 million for the quarter ending March 31, 2000, compared to $3.1 million for the quarter ending March 31, 1999. Gross profit percentage improved to 50% of sales from 45% for the same period last year, mainly due to improved efficiencies and higher traffic volumes over a fixed cost base. Our audioconferencing product mix is shifting in favor of increased automated and outsourced volumes, which yield improved margins and higher efficiencies.


         SELLING, GENERAL, AND ADMINISTRATIVE COSTS. Selling, general, and administrative costs for the first quarter of 2000 were $3.3 million and accounted for 40% of revenue, compared to $2.8 million or 41% of revenue for the same period last year. The 16% increase in such expenses resulted from an ongoing increase in sales focus in the United States as well as ongoing marketing efforts in the new international business units.


         OPERATING INCOME (LOSS). Operating income improved by 273% from $226,407 to $845,501 due to volume efficiencies gained as well as a 35% improvement in gross profits compared to the 16% increase in selling, general and administrative costs.


         NET INTEREST EXPENSE. Net interest for the quarter ending March 31, 2000 was $238,555 compared to $172,800 for the same period last year, a 38% increase. This increase was due to the increase in interest bearing debt taken on in order to finance our capital expansion and working capital requirements. This debt is carried at various interest rates at a weighted average cost of approximately 12%.


         NET INCOME BEFORE TAXES AND MINORITY INTEREST. Net income before taxes and minority interest improved by $553,339 to $606,946 for the first quarter of 2000, compared to $53,607 for the first quarter in 1999. This improvement was mainly due to revenue growth and operational efficiencies resulting in higher gross profit margins as well as slower growth in selling, general, and administrative costs.


         TAXES ON INCOME AND MINORITY INTEREST. Taxes on income and minority interest amounted to $419,021 for the first quarter of 2000, compared to $180,078 for the first quarter of 1999, a 133% increase. This increase is due to an increased contribution to consolidated net income by our 60% majority-owned United Kingdom operation, which pays full tax.


         NET INCOME. Net income reported for the quarter ending March 31, 2000 was $187,925, compared to a net loss of $126,471 for the quarter ending March 31, 1999. This improvement of $314,396 can be attributed to continued revenue growth, improved operating efficiencies resulting in higher gross profit margins and slower growth in selling, general, and administrative expenses.

         EARNINGS (LOSS) PER COMMON SHARE. Earnings per share improved from a loss of $0.03 per share during the first quarter in 1999, to earnings of $0.03 per share for the first quarter in 2000. Earnings per share data are calculated based on the weighted average number of fully-diluted of 5,971,935 shares. A quarterly preferred dividend of $40,000 is deducted from net income in order to calculate earnings per share.


         SUBSEQUENT EVENT. In May 2000, we released from escrow previously-issued shares and warrants to a vendor in connection with a consulting agreement and, accordingly, a non-cash charge of approximately $235,000 was rendered to fully reflect this transaction.


LIQUIDITY AND CAPITAL RESOURCES (FOR THE THREE MONTHS ENDING MARCH 31, 2000)


         As of March 31, 2000, we had $874,150 in cash and cash equivalents. We plan to continue to grow our business and will require additional cash to finance our ongoing revenue growth, major capacity expansions and new product introductions.


         Net cash used in operating activities for the three months ended March 31, 2000 was $401,783. Net cash used in operating activities consisted primarily of increases in accounts receivable and a reduction in accounts payable, partially offset by increases in accrued expenses.


         Net cash used in investing activities consisted of additions to telecommunications and bridging equipment as well as various acquisitions and investments into software. Net cash used in investing activities was $820,650.


         Net cash provided by financing activities was $717,343 and was achieved via a combination of additional common stock issued, and the utilization of various lines of bank and supplier credit.


         We anticipate that our available funds are sufficient to meet our needs for working capital and capital expenditures in the near term. We will need to raise additional funds as, for example, we intend to pursue additional acquisitions, undertake new product developments and expand capacity. If we raise additional funds through the issuance of equity, or equity-related or debt securities, these securities may have rights, preferences or privileges senior to those of the rights or our common stock and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.


         If we should generate $15 million or more in proceeds from a public offering of our common stock, we will be required, by a provision in the terms of our Series A preferred stock, to redeem our Series A for $2 million. We have no plans at this time for such an offering, but may develop such plans in the future. This redemption will result in a non-recurring, non-cash charge of approximately $300,000 at the time of the redemption. Additionally, if we elect to repay our subordinated debt of $2.5 million substantially in advance of its due date of March 31, 2003, we will incur a further non-recurring charge of approximately $400,000 relating to deferred loan costs and warrant valuations at the time of repayment. We granted a total of 40,000 employee stock options to senior management which will become effective only if our stock price exceeds $20 per share for ten consecutive days before June 10, 2002. In the quarter these options become effective, we will incur a minimum compensation charge of $630,000.

                                    BUSINESS

         Industry sources estimate that the worldwide teleconferencing services market amounted to approximately $1 billion in 1998, and will grow to over $3 billion by 2004. This excludes growth in Internet-based conferencing services.

         Teleconferencing is now an essential business tool in bringing decision makers together more frequently, at lower cost, and with fewer scheduling conflicts than is possible with face-to-face meetings. Within our target markets of multinationals, professional firms, mid-size firms, and government agencies, our customers use teleconferencing as a high performance productivity tool to accelerate decision making, reduce travel costs, and improve teamwork. Members of project teams, consulting teams, and working groups spread across a country or the world can assemble through this medium more quickly and economically than in face-to-face meetings. Examples are board meetings, sales and marketing groups, training programs, investor presentations, press conferences, workshops, seminars, and any other form of business or professional meeting.

         Several key trends in today's business world, as well as ongoing developments in technology, are driving growth in the market for teleconferencing services:

          - Globalization and the resulting demand for additional business communication.

          - The need for accelerated decision-making and the trend towards increased teamwork within companies.

          - Growth of the Internet as a viable medium for the efficient transport of large volumes of voice, video, and data.

          - Enhancements to the overall quality of audio, video, and data conferencing.

          -    Reduced costs of transmission and hardware.

          -    Increased bandwidth capacity.

          - Improved quality of life for participants in meetings who would otherwise need to spend additional time and effort traveling.

          -    Reduced travel budgets for companies.

 AUDIO CONFERENCING SERVICES MARKET. We derive our audio conferencing revenue from a fee for the bridging service which combines a few or several hundred telephone lines into one call while maintaining volume and clarity; the cost of long distance which we buy in bulk and resell; and enhanced services, such as recording/replay or polling the opinions of conference participants.

         The latest available research of industry consultants, Frost & Sullivan, indicates that the North America market for all types of audioconferencing services was approximately $885 million in 1998, as measured by annual revenues. We estimate that North America was approximately 80 percent of the total world market; accordingly, worldwide sales were over $1 billion during 1998. These figures include bridging and other enhanced audio conferencing services, but exclude long distance transmission charges. The major long distance companies accounted for approximately 80 percent of this market with the remaining 20 percent provided by independent companies such as ourselves. We expect the audio conferencing services market to continue growing at a compound rate of 20 to 25 percent annually through year 2005, which would result in an audio conferencing services market of approximately $3 billion in sales in 2005. This growth does not include development of the Internet-based services market.

 VIDEO CONFERENCING SERVICES MARKET. Frost & Sullivan estimated the United States video conferencing services market in 1998 was $200 million, excluding transmission charges and public room rental. The Frost & Sullivan report projects growth in the overall video conferencing market at a compound annual rate of approximately 16 percent to over $400 million in the year 2005.

         First introduced in the 1980s, video conferencing applications initially involved expensive systems in dedicated locations used primarily for group conferences. The introduction of affordable small group systems expanded the use of video conferencing. The growing base of users with in-house systems, combined with the greater bandwidth now available through the integrated services digital network, or ISDN, will continue to drive increased usage as well as increased Internet usage generally.

         The appeal of videoconferencing is that it adds a person-to-person dimension that improves communications in a growing number of applications. Video is the preferred medium in certain industries. Examples of industry applications include law (witness depositions), medicine (diagnosis and treatment through telemedicine), manufacturing (determining production problems), pharmaceuticals (marketing focus groups, research, and collaboration) and education (distance learning discussions).

 DATA CONFERENCING AND INTERNET TELEPHONY SERVICES MARKET. According to International Data Corporation, a market research firm, the worldwide market for Internet telephony services is expected to grow by 108 percent annually from $480 million in 1999 to $19 billion in 2004. This research projects that, by 2004, Internet telephony minutes could reach 135 billion minutes, for a compound annual growth rate from 1999 to 2004 of 119 percent. Currently, the Internet telephony market is dominated by consumer voice calling; however, we expect that adoption by business customers will follow improvements in quality and usability. This research also suggests that enhanced services such as messaging and conferencing could grow to approximately 25 percent of Internet telephony services revenue by 2001. Similarly, we anticipate significant growth in the amount of audio, video, and data conference calls that will be conducted over the Internet.

         Our next step in expanding Internet teleconferencing is to enable each Internet conference participant to participate in a two-way, interactive conference. Recent developments enable two-way voice transmissions to be made using Internet telephony. Initially, we envision Internet conferencing to be an incremental service rather than a replacement for our existing teleconferencing solutions, but we believe that Internet-based services will comprise an important percentage of the next generation of conferencing services. We are preparing for the evolution to Internet conferencing services by:


          - Designating a portion of the proceeds of this offering to the development of our Internet telephony conferencing capabilities.

          - Developing the first full duplex Internet conferencing solution using Clarent Corporation's gateway and command center technology. Clarent is a leading provider of the technology required to convert Internet transmission of voice to the circuit-switched network. Our Internet teleconferencing service, which is now in beta testing, will be accessible through Clarent's Internet telephony gateways and call command centers.

          - Investing in new bridging equipment capable of hosting data conferencing calls over the Internet and strengthening our video and data streaming service offerings.

          - Acquiring an Internet service provider in January 2000 to accelerate our introduction of data conferencing services over the Internet.

OUR STRATEGY

         Our objective is to become the world's leading independent provider of global teleconferencing services. Our strategy is to:

          - DEVELOP A FIRST-TO-MARKET INTERNET TELEPHONY CONFERENCING SOLUTION. A significant portion of the global telecommunications infrastructure is expected to shift to the Internet over time. We intend to be first to market with an Internet telephony conferencing solution developed in conjunction with Clarent Corporation.

          - CAPITALIZE ON THE GLOBAL MARKET FOR TELECONFERENCING THROUGH A LOCAL PRESENCE. We use local operations centers staffed by country nationals. We operate in local time zones and provide local language services. We employ local management and staff to develop customer loyalty and improve local market penetration. Our network of local centers provides our multinational conference customers with knowledgeable and consistent service, regardless of the continent or time zone.

          - DEVELOP AND LEVERAGE OUR PRESENT DISTRIBUTION CHANNELS THROUGH MAJOR THIRD- PARTY OUTSOURCE RELATIONSHIPS. Our outsourcing arrangement with Concert and our co-marketing relationship with GTE allow us to concentrate on additional volume delivery to their major customers while they promote our conferencing services as part of an overall product portfolio. We intend to leverage these two major opportunities and seek similar arrangements with other telecommunications providers.

          - PURSUE ACQUISITIONS. Having built the base of our teleconferencing platform in key markets worldwide, we are positioned to expand our infrastructure and obtain additional market size through acquisitions. We will consider acquisitions that increase our service offerings, expand our customer base, and broaden our geographic coverage. We will also utilize acquisitions to broaden our technical expertise and enlarge our pool of management talent.

          - ADAPT AND IMPLEMENT STATE OF THE ART AND BEST PRACTICES TECHNOLOGY. Rather than invest in expensive research and development, we take advantage of technological advances by third-party vendors. We buy best-of-class equipment to deliver audio, video, and data conferencing over the public circuit-switched telephone network and through the Internet telephony gateway. This allows us to leverage high technology development efforts of third parties and provide our customers with reliable conventional teleconferencing as well as innovative voice over Internet conferencing applications.

          - FOSTER AND MAINTAIN LONG-TERM RELATIONSHIPS WITH OUR CUSTOMERS. We train our people to be committed to the delivery of superior service through our proprietary customer care and service quality training programs. Our quality standards and solid customer relationships generate large amounts of repeat business and frequent referrals from satisfied clients. Our long-term relationships with our customers are enhanced by our extensive global operations and our broad range of services.

OUR SERVICES

         We are a single-source provider of audio, video, data, and Internet-based conferencing services that are designed to meet the global teleconferencing needs of a broad range of customers across a diverse range of information-intensive businesses. We derive the large majority of our current revenue from audio conferencing (approximately 90 percent) with the remaining 10 percent from the expanding video, data, and Internet-based conferencing sector. Although we expect audio conferencing to continue comprising the bulk of our revenues for the foreseeable future, we expect to generate a significant and growing proportion of our revenues from new business, including enhanced services and video, data, and Internet-based conferencing services.

 AUDIO CONFERENCING SERVICES. Our ActionCall-SM- audio conferencing services include full service-attended conferencing, reservationless unattended conferencing, and a comprehensive suite of enhanced audio conferencing services. We generate revenues by charging clients a fee per minute for bridging, attendant call management, and various enhanced conferencing services, as well as charges related to long distance transmission costs.

         In a full service-attended conference, our conference coordinators either will call each participant (a dial-out conference) or provide participants with a toll free or local number for them to call at a certain time (a dial-in conference). In an unattended conference, we provide the customer with a dial-in telephone number and a code to allow the customers to arrange their own conferences on our bridging equipment. We connect audio conference participants to a high quality conference call from their office, at home, at a project site, in their car, or on any mobile phone.

         Our enhanced audio conferencing services, which are available on request, include:

          -    Continuous monitoring and operator access.

          -    Security codes.

          -    Blast dial-out.

          -    Participant volume control and muting.

          -    Conference recording, translation, and transcription.

          -    Digital replay.

          -    Network management and fault reporting.

          - Broadcast faxes, pre-notification fax, email, and participant notification.

          - Question and answer and polling services for large investor relations calls.

          -    Customized billing.

 VIDEO CONFERENCING SERVICES. We offer our ActionView-SM- video conferencing through our multipoint video bridging centers in Dallas, Paris, Amsterdam, and London, as well as through outsourced arrangements in Australia and Canada. Our offerings include full-service and advanced technical management features such as:

          -    Operator-controlled conferences.

          -    Continuous on-screen presence of all participants.

          -    Reservations and scheduling management.

          -    Room reservations.

          -    Video taping and cassettes.

          -    Multiple line speeds and voice-activated switching controls.

          -    Training, installation, and maintenance of equipment.

          -    Video conferencing site certification.

         Our video bridging services enable us to provide video conferences that link from two to 48 locations. Although we can accommodate higher numbers by linking several video bridges, most video conferences, as a practical matter, involve three to ten locations. Technical features of our multipoint control units enable us to display all parties on one screen or select only certain parties as needed during a conference. Similar to a television interview, participants from two locations can be on screen while other locations are in a viewing-only mode.

         We generate revenues from video conferencing in the same manner as audio conferencing, but at higher per-minute rates. Recent decreases in per-minute rates for bridging and long distance transmission, driven by improved technology and competition among the long distance companies, have stimulated the market for video conferencing and are expected to continue to do so.

 DATA AND INTERNET-BASED CONFERENCING SERVICES. An outgrowth of the Internet is the use of data conferencing to broadcast data for viewing by participants during an audio or video meeting. We enhance the audio or video conference by simultaneously transmitting data through our ActionData-SM- suite of services over the Internet or a corporate intranet to personal computers of participants. While not interactive, Internet streaming broadcasts are especially useful in large conferences to enhance the audio or video interaction. These services enable:

          - Interactive audio or video conferences with simultaneous data streaming.

          - Collaborative revision of data by participants equipped with appropriate software.

          - Viewing of whiteboard illustrations, slide presentations, or drawings.

         Until the introduction of advanced Internet gateway technology that enables simultaneous two-way, or full duplex, voice transmission at acceptable quality and reliability levels, Internet technology did not allow effective, high quality interactive conferencing, in comparison with the existing public-switched telephone network. While reasonable voice quality is available on internal intranets or virtual private networks for companies only wishing to conduct in-house conference calls, the development of gateway technology opens the market for us to begin providing high quality Internet telephony conferencing involving more than one company. We selected Clarent Corporation's technology in January 2000 in order to test, develop, and introduce the gateway and command center that will enable the delivery of a first-ever full duplex Internet telephony conferencing service.

         We plan to implement the new solution, which we are initially calling Action VOIP-SM- , a voice over Internet protocol service, using our own combination of bridging equipment and software, in a beta test with selected telecommunications companies. We believe the potential market for Internet protocol telephony conferences is significant, but until these services are fully implemented and we can evaluate customer response, we cannot anticipate the degree to which it will impact our business.

         We expect increasing volumes of long distance to be carried over the Internet because it will cost less than the public-switched circuit network. We anticipate this development will stimulate the market for teleconferencing generally and for collaborative types of conferences that integrate voice, data, and video. Our existing data and Internet services will also continue to be provided in support of and as an adjunct to our conventional circuit- switched telephone network, rather than as a complete substitute for audio or video conferencing.

         Currently, we provide the following data and Internet-based services:

          - ActionCast-SM--one-way audio streaming for up to 5,000 passive participants, for example, stockholders listening to analysts.

          - ActionCastPlus-SM--audio streaming plus a PowerPoint-Registered Trademark- presentation.

          -    ActionVideo-SM--audio and video streaming over the Internet.

          -    ActionEmail-SM--broadcast email services.

          -    WebRez-SM--teleconference reservations accessed by Internet.

          -    ActionConnect-SM--a web-based unattended conferencing service.

         We will continue to provide these services as we roll out our Action VOIP-SM- conferencing service.

SERVICE QUALITY AND CUSTOMER CARE

         We train all employees in the principles of customer care management, which include continuous service quality monitoring and the development of positive relationships with clients. We pursue a philosophy of continuous performance improvement, meaning we consistently measure our performance and endeavor to improve it.

         We actively monitor, analyze, and control all facets of a conference call, including reservation, call execution, billing, and follow up with customer satisfaction surveys. We believe our commitment to quality and customer satisfaction is among the strongest in the industry.

         We also review our performance with our customers on a regular basis, continually set specific performance improvement goals, and modify our operations accordingly. Feedback from our customers indicates that these factors contribute to our high customer retention rate.

SALES AND MARKETING

         Over 60 percent of our annual growth results from additional demand by existing customers. Our sales and marketing strategy is based on two main tenets: we attract customers through multiple distribution channels and, once the relationship has been established, we cross sell multiple services throughout the customer's organization worldwide.

         We attract our customers through direct and indirect sales efforts such as customer referrals, telemarketing, trade show promotions, and advertising. Our direct sales force focuses on multinational and mid-market accounts. We also leverage outsourcing relationships with large telecommunications providers, such as Concert and GTE. Our range of service offerings allows us to cross sell our services once we have initially established an account.

         We have built a customer base of approximately 2,000 established accounts. Our records indicate that over 5,000 schedulers, administrative staff, and managers employed by these customers are responsible for requesting or arranging conferences with us. These customers range from small manufacturing firms to Fortune 500 companies, and are exclusive of customers of Concert and GTE. Over 60 percent of our revenue is generated by 30 major multinational businesses that contact us through approximately 1,000 individual conference schedulers within those businesses.

         We have targeted the following customer groups for our conferencing services and applications:

          - Major multinational companies, investment banks, and professional services firms within the Fortune 1000 (GLOBAL ACCOUNTS). Selected global customers using our audio, video, data, or Internet conferencing services include Ernst & Young, Industrial Bank of Japan, British Petroleum, ABN Amro Bank, Philips Electronics, and KLM.

          - Medium-to-large-sized domestic companies, associations, and governmental organizations (MIDMARKET ACCOUNTS), such as the American Electronics Association, the State of Colorado, and a number of universities.

          - Customers of major telecommunications providers such as Concert and GTE, which we access through outsourcing and co-marketing arrangements (OUTSOURCED AND CO-MARKETING RELATIONSHIPS).

 GLOBAL ACCOUNTS. Our global account managers based in New York, London, Amsterdam, and Paris are responsible for some 30 multinational accounts comprising 60 percent of our international business. We focus on the home country or headquarters of these multinationals as a base for developing our global business relationships. Each account manager deals with the customer's home country office or headquarters when establishing global service.

 MIDMARKET ACCOUNTS. Our direct sales staff targets medium to large companies with a high volume of teleconferencing, as well as smaller companies with lower demand for our services. As in any business, purchasers of higher volume sales benefit from volume discounts. While we continue to promote sales to our global accounts, we seek situations in which we can provide competitive services to mid-sized companies at higher margins. Our direct sales effort manages each of our midmarket accounts through contacts with our customers' upper management and also with their administrative staff who are responsible for scheduling and travel budgets. Once we have become a repeat provider of services for a customer, we stress personal contact with the call organizers, conference chairpersons, and members of senior management within our customers' organizations.

 OUTSOURCED AND CO-MARKETING RELATIONSHIPS. Outsourced and co-marketing relationships with major telecommunications companies are a relatively new development within our company. Our independence from other network providers allows us to serve their customers without concern that we would compete for their customers' other telecommunication business.

          - CONCERT. On January 1, 2000, Concert became the vehicle for an international joint venture between AT&T and British Telecom. Our initial services to Concert involved the delivery of services for Concert's internal conferencing. We are now phasing into the delivery of services to Concert's customers. Revenues from the Concert agreement will depend on usage and pricing.

          - GTE. In July 1999, GTE Corporation designated us as a major supplier of teleconferencing services to all subsidiaries and divisions of GTE, the only independent teleconferencing provider so designated by GTE. We sell and cooperatively market our services directly to GTE's customers in conjunction with GTE on large volume telecommunications bids. Revenues from GTE customers depend on usage and pricing.

          - INTERVU. In March 2000, we announced an agreement to work together with INTERVU, Inc., a leading provider of audio and video streaming over the Internet, as one of our co-marketing partners. We expect definitive arrangements to be completed during the second quarter of 2000. Revenues will depend on usage and pricing. INTERVU has announced that it has signed a merger agreement with Akamai Technologies, Inc. which is subject to shareholder and regulatory approvals.

          - OTHER OUTSOURCING AND CO-MARKETING OPPORTUNITIES. We believe our role as an independent full-service teleconferencing provider will continue to drive our growth in this sector, because, while teleconferencing is an essential part of a telecommunications provider's portfolio of services, it can often be provided effectively on an outsource basis. For example, we are currently negotiating an international teleconferencing services agreement with a major long-distance carrier. None of our outsource relationships are on an exclusive basis, and our revenues are dependent upon our delivery of high quality service at competitive prices.

INTELLECTUAL PROPERTY

         We seek to protect our proprietary information and business practices as trade secrets. We have developed customized copyrighted software, which we consider proprietary, for our service and quality control functions, and have also developed in-depth technical know-how with respect to the operation of telecommunications equipment and the coordination of large volume conference calls. We require each of our employees to execute a nondisclosure agreement for the protection of our confidential information. We hold no patents.

         Our United Kingdom subsidiary has a British trademark for "CONFERCALL," and we own British trademarks for "ACT" and "ACTIONCALL," which we license to our United Kingdom subsidiary. "ACT Teleconferencing" is trademarked in the Benelux countries. "ACT" is not trademarked in the United States since a wide variety of companies use "ACT" in their corporate name or advertising. However, we believe we are the only enterprise currently using "ACT" in the teleconferencing industry. We claim a number of service marks that use "ACT" or "Action" in the mark. Nevertheless, other enterprises' usage of "ACT" makes registered trademark protection prohibitively expensive.

SUPPLIERS

         We are not dependent on any single carrier or supplier for any of the services we sell. We have negotiated volume discounts with our primary long-distance carriers, and believe we could negotiate similar arrangements at similarly competitive prices with one or more other carriers should our current carriers be unable to continue to provide service at competitive prices.

         The equipment we purchase for use in our operations is also available from a variety of suppliers, some of which compete in the teleconferencing services business. We have chosen to purchase most of our audio bridging equipment from Compunetix, a supplier based in Pittsburgh, Pennsylvania. According to Compunetix, it accounts for approximately 30 percent of the worldwide market for conferencing bridges. Compunetix is a supplier of conferencing platforms to U.S. government agencies such as the National Aeronautics and Space Administration, the Federal Aviation Administration emergency management platform, and the U.S. Department of Defense, as well as major telecommunications providers. We recently added Outreach Technologies, Spectel, Videoserver, Accord, and Clarent Corporation to our list of equipment suppliers.

OUR COMPETITION

         We compete with major long distance companies, independently owned teleconferencing companies, and in-house services such as company-operated bridges and private branch exchange equipment.

         The principal competitive factors in the teleconferencing market are service, quality, reliability, price, name recognition, and available capacity. The location of an operations center can also be a competitive factor, as a local presence will reduce transmission costs and reflect the language, accent, or business practices of local customers. In certain cities and countries, we have opened local sales offices to ensure that marketing is more personal and effective.

         Our competition comes from large companies such as AT&T, MCI Worldcom, Global Crossing, Sprint, British Telecom, Bell Canada, France Telecom, Deutsche Telekom, Telstra, Belgakom, and Hong Kong Tel. We also face competition from independent teleconferencing companies similar to us, including Premiere Technologies, Intercall, Vialog, and Genesys. In the United States, we may also face additional competition from the regional carriers which, under the Telecommunications Act of 1996, will be allowed to provide long distance services nationwide under certain conditions and whose long distance customers would expect access to teleconferencing services. This may become an additional opportunity for us, as certain regional bell carriers may choose to outsource their customers' needs to independent teleconferencing providers.

         Despite their large share of the teleconferencing services market, teleconferencing is not a primary focus of the major long distance carriers. We have been able to compete with the conferencing divisions of the long distance companies on the basis of quality of service for the large volume business of prestigious companies such as investment banks, accounting and consulting firms, and law firms. Excess long-distance line capacity enables the long distance companies to offer discounted prices to high-volume conferencing customers, but they generally charge higher prices to smaller and medium volume customers. This creates a pricing structure that enables us and others to compete on a price-and-service basis for the teleconferencing business of the medium and smaller businesses.

         There are few regulatory barriers in the countries in which we operate, but new entrants into the teleconferencing business will face various economic barriers. The complex planning, installation, and operation of a global teleconferencing platform involving multiple facilities and office locations such as ours, together with the implementation of network technology and coordination of operations, would likely take extensive funding to replicate.

         Some companies own and operate their own conferencing bridges, but many companies find that the costs of operating their own bridge outweigh the benefits and prefer to outsource their teleconferencing services. Technology is available to enhance private branch exchange conferencing capability (usually up to six calls), but private branch exchange-handled conference calls typically have poor sound quality and each additional line weakens the overall sound volume. Additional competition may also develop from more sophisticated telephone sets and other centralized switching devices. These alternative techniques may enable our customers to conduct some of their own conferences, but we believe they will continue to outsource their larger conferences, particularly if their distance meetings require a collaboration of audio, video, data, and Internet conferencing techniques.

FACILITIES

         Our development of local facilities serves the dual purpose of providing local language, local currency, and local time zone services to the areas served by each operations center, as well as backup and overflow capacity among other centers in the event all or part of a conference needs to be rerouted from an operations center that is at full capacity.

         We currently lease office and operations space at our locations in Denver, Holmdel, Dallas, Toronto, Ottawa, London, Amsterdam, Brussels, Paris, Frankfurt, Sydney, Adelaide, and Hong Kong, which we have listed in the table below. We also plan to add an operations facility in Frankfurt by the second quarter of 2000.


LOCATION             COUNTRY                DESCRIPTION          YEAR ESTABLISHED
--------             -------                -----------          ----------------
Denver           United States         Sales and operations               1990
London           United Kingdom        Sales and operations               1992
Amsterdam        Netherlands           Sales and operations               1995
Brussels         Belgium               Sales office                       1996
Sydney           Australia             Sales and operations               1997
Holmdel          United States         Sales and operations               1997
Paris            France                Sales and operations               1997
Ottawa           Canada                Sales and operations               1998
Toronto          Canada                Sales and operations               1998
Frankfurt        Germany               Sales office                       1998
Adelaide         Australia             Sales and operations               1999
Dallas           United States         Sales and operations               1999
Hong Kong        China                 Sales and operations               1999


         All operations are in office locations close to the city center or in nearby suburbs. These leases expire or are renegotiable within the next five years and are adequate for our expansion plans. Forward lease commitments are not significant in relation to total ongoing operating expenses and all lease costs are consistent with generally available market rentals. We believe we could obtain comparable facilities at similar market rates if necessary.

         Our operations centers provide us with a high degree of redundancy. We can reroute most of our conferences to other centers if necessary. By networking our operations centers in different time zones, we use idle evening and nighttime capacity in one center to fulfill daytime demand at another center.

         Each of our operations centers includes at least one audio or video bridge. Our capacity is measured in ports, with one port needed for each conference participant. Our audio conferencing call centers operate more than 3,000 ports worldwide. This enables us to handle conferences of varying sizes by linking the port capacity of our operation centers together. Although we can network our ports to handle 1,000 or more participants and have handled conferences of this size, the low demand for such a large conference and the logistics of handling multiple conferences during the business day make it unlikely that large conferences will exceed 500 participants. Weekday mornings and early afternoons are peak conferencing times. Our video conferencing capacity includes over 300 ports operated from Dallas, London, Paris, and Amsterdam. Our data conferencing capacity includes 192 ports operated from four bridges-two in the United States, one in Canada, and one in Australia. We outsource our overflow to other teleconferencing companies in the event we have temporary capacity limitations. We also provide outsourced services to certain of our competitors when they have similar capacity constraints.

REGULATION

         Although the telecommunications industry has been subject to extensive regulation, government regulation or licensing has no material impact on the delivery of teleconferencing services in the countries where we now conduct our business.

EMPLOYEES


         We have an employee base of 290 worldwide. There are 134 employees in our North American operations, 120 in our European operations, and 36 in our Asia Pacific operations. Of the total worldwide employees, approximately 60 percent are in teleconferencing operations, 20 percent are in sales and marketing, and 20 percent are in management and administration. Our entry into Internet conferencing eventually will require new employees, but we expect the initial growth in the number of employees to be gradual. We do not anticipate any material change in the number of employees in the near future. None of our employees are represented by labor unions. We have not experienced any work stoppages and consider our employee relations to be good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         Officers receive salaries agreed upon by the officer and the board and are eligible for performance incentives determined from time to time by the board.

         Our executive officers and directors since the beginning of the 1999 fiscal year are as follows:


NAME                                    AGE*                    POSITION
----                                    ----                    --------
Gerald D. Van Eeckhout...............    59    Chairman of the Board; Chief Executive Officer
Gavin J. Thomson.....................    42    Chief Financial and Planning Officer, Secretary and Treasurer
Gene Warren..........................    48    Regional Managing Director, North America
Thierry Bignet.......................    44    Regional Managing Director, Europe
Peter Eeles..........................    44    Regional Managing Director, Asia Pacific
David L. Holden......................    39    Managing Director, ACT Teleconferencing Limited, UK
Charles T. Stout.....................    53    Director of Global Projects, Assistant Secretary and Assistant Treasurer
Carolyn R. Van Eeckhout..............    61    Vice President, Human Resources, and Director
James F. Seifert.....................    72    Director
Ronald J. Bach.......................    66    Director
Donald L. Sturtevant.................    62    Director


-----------

*        Age is as of March 31, 2000

         GERALD D. VAN EECKHOUT, one of our founders, has been chairman of our board of directors and chief executive officer since our formation in 1989. He has served as a director and chairman since 1989, and his current term as a director ends in 2001. From 1982 to 1989, Mr. Van Eeckhout was president, chief executive officer, and a director of ConferTech International, Inc., a teleconferencing services and manufacturing company, which was subsequently sold to Global Crossing. Before 1982 he served seven years as chief financial and administrative officer of Medtronic, Inc., five years as chief financial and planning officer at Pillsbury International Division, and eight years as a certified public accountant with Touche Ross & Co., based in Minneapolis, Minnesota. He received a bachelor of science degree from the University of North Dakota in 1962, and completed the Stanford Executive Program in 1976. He has also been a national director of the American Electronic Association and President of the University of North Dakota Foundation.

         GAVIN J. THOMSON, our chief financial and planning officer, secretary, and treasurer, joined us in February 1997. From 1994 to 1996, Mr. Thomson served as managing director of TEK Corporation, a consumer electronics company based in Johannesburg, South Africa. Before holding that position he was the chief financial officer of TEK Electronics, then one of the largest consumer appliance companies in South Africa, for a period of four years. He is a chartered accountant (South Africa) and received his bachelor's and post-graduate degrees in accounting from Natal University, South Africa; earned his master's degree in business administration from the University of Denver; and completed the Stanford Business School Advanced Management College.

         GENE WARREN, our regional managing director of North America operations since 1997, joined us in August 1996. Mr. Warren came to us with over 20 years of executive and technical experience in telecommunications. From 1993 to 1996, Mr. Warren served as senior vice president of business development, operations, and technology at Global Access, a teleconferencing services company later acquired by Genesys Group. Prior to his employment by Global Access, he served as director of technical services for ConferTech International and senior director of technical support for MCI. Mr. Warren received a bachelor of science degree in physics and mathematics from Clark Atlanta University in 1975. He also holds a master's degree in business administration from Regis University.

         THIERRY BIGNET, our regional managing director of European operations, joined us in November 1997. From 1990 to 1995, he was the founder and senior consultant of Carta France, an independent business consultant in Europe to companies such as Volvo and Peugeot. From 1995 to 1997, Mr. Bignet was chairman and CEO of Genesys Group, then a leading European provider of unattended teleconferencing services. He holds a Master of Business Administration degree from Ecole Superieure des Dirigeants d'Enterprises (Paris) and an undergraduate degree in engineering from Institut National d'Informatique de Gestion (Paris).

         PETER EELES currently our regional managing director of Asia-Pacific operations, joined us in February 1997. From 1994 to 1997, he was director of CSG Systems, a telecommunications systems company based in Sydney, Australia. Prior to 1994, he worked for Telstra, an Australian telecommunications company, in various technical, sales, and marketing functions. He is a telecommunications engineer and holds a degree in electronics.

         DAVID L. HOLDEN has been the managing director of ACT Teleconferencing Limited since 1992. Immediately before joining us, he was employed for seven years with British Telecommunications as general manager of its audio teleconferencing service business in London. Mr. Holden received a bachelor of science degree in business administration from the University of Wales.

         CHARLES T. STOUT has held the position of director of global projects since 1998. He was also our treasurer from 1991 until 1996, and served as vice president of finance for U.S. operations from 1996 to 1998. In 1998, he became assistant secretary and assistant treasurer. From 1985 to 1990, Mr. Stout was vice president of finance for ConferTech International, Inc., an audio teleconferencing service and manufacturing company. From 1991 to 1992, Mr. Stout held an accounting management position with Capital Associates International, Inc., and from 1992 to 1995, the Resolution Trust Corporation engaged Mr. Stout as an accountant. He holds a bachelor's degree and a master's degree in accounting and management science from the University of Colorado.

         CAROLYN R. VAN EECKHOUT, one of our founders, serves as vice president of human resources for ACT Teleconferencing, Inc. She has been one of our directors since 1991 and has been employed by us since our inception. From 1985 to 1989, she was a self-employed consultant to various health professionals and the Denver Public Schools. She received her bachelor's degree in education from Pennsylvania State University. Her current term as a director ends 2002.

         JAMES F. SEIFERT, one of our directors since 1991, has been chairman and chief executive officer of James F. Seifert & Sons LLC since 1993. Mr. Seifert was previously chairman and chief executive officer of Grafton Group, Inc., doing business as Seifert's, a women's apparel chain that operated up to 234 stores. Mr. Seifert received his bachelor of science degree in commerce from the University of North Dakota in 1950. He is a former president of the University of North Dakota Foundation. His current term as a director ends in 2000.

         RONALD J. BACH, a director since 1992, is a certified public accountant who was employed continuously by the firm of Deloitte and Touche from 1955 until his retirement in 1991 at which time he was partner in charge of its Bloomington, Minnesota office. He holds a bachelors degree in business administration from the University of Minnesota, and serves as a director of a number of privately held companies in which he has an ownership interest. His current term as a director ends in 2001.

         DONALD L. STURTEVANT was elected as one of our directors in 1996. His current term as a director ends in 2002. Since 1996, he has been the chief operating officer and a director of St. Croix Medical, Inc., a medical implantable hearing systems company. He was president and chief executive officer of MediVators, Inc. from 1991 through 1996. Previously, he held the positions of CEO and chairman of the board of BallistiVet, Inc., from 1988 through 1990. From 1985 through 1987 Mr. Sturtevant was vice president of Alpha Business Group, Inc., a medical venture management group which he co-founded. From 1972 to 1985 Mr. Sturtevant held various positions at Medtronic, Inc., including vice president and general manager of the instrument division. Mr. Sturtevant received a bachelor of science degree in business administration from the University of Minnesota in 1966 and is a 1975 graduate of Northwestern University's International Management Program in Bergenstock, Switzerland.

         GERALD D. VAN EECKHOUT and CAROLYN R. VAN EECKHOUT are husband and wife. All officers serve at the discretion of our board of directors.

                             EXECUTIVE COMPENSATION

         The following table sets forth information regarding compensation we paid to our chief executive officer and our four most highly compensated executive officers who were serving as executive officers at the end of fiscal years ended December 31, 1999, December 31, 1998, and December 31, 1997. All amounts are in U.S. dollars.

                                               FISCAL                                         SECURITIES                ALL OTHER
NAME                                            YEAR       SALARY        BONUS          UNDERLYING OPTIONS(1)          COMPENSATION
                                               ------      ------        -----          ---------------------          ------------
                                                           ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                                           -------------------          ----------------------
Gerald D. Van Eeckhout                           1999      $160,000      $36,320                                      $18,771(2)(3)
                                                 1998       120,000       87,752                        50,000(4)      18,771(2)(3)
                                                 1997       120,000       54,816                       150,000(5)
Gavin J. Thomson                                 1999       140,000        5,091                        10,000(6)          4,800(3)
                                                 1998       120,000        3,616                                           4,800(3)
                                                 1997       100,000                                    100,000(7)
Gene Warren                                      1999       145,000      173,982                        20,000(6)          6,418(3)
                                                 1998       120,000       43,342
                                                 1997        96,081       39,835                       100,000(8)
Thierry Bignet                                   1999       140,000       30,599                         5,000(6)          6,000(3)
                                                 1998       120,000        4,898                        50,000(9)          6,000(3)
David L. Holden                                  1999       112,000       27,600                                          17,280(3)
                                                 1998       106,000       20,343                       15,500(10)
                                                 1997        80,000       51,320                       45,000(10)


-----------

(1)  All options are for the purchase of common stock.

(2) Includes an annual disability insurance premium payment of $1,971 per year and a split dollar life insurance policy premium of $12,000 per year.

(3)  Includes car allowances.

(4) 50,000 options granted on December 22, 1998, at an exercise price of $6.05 per share. These options vest at 50 percent per annum.

(5) Includes 100,000 options granted on November 1, 1996, at an exercise price of $3.03 per share; 50,000 options granted on September 3, 1996, at an exercise price of $3.03 per share. These options vest at 25 percent per annum.

(6) On June 10, 1999, Messrs. Thomson, Bignet, and Warren received grants of 10,000, 5,000, and 20,000 options, respectively, at an exercise price of $4.25 per share. These options are only valid if our closing bid price is $20 or more for a minimum of ten days before June 10, 2002; however, they will vest immediately in such circumstance.

(7) Includes 50,000 options granted on February 15, 1997, at an exercise price of $3.00 per share; 25,000 options granted on June 18, 1997, at an exercise price of $5.00 per share; and 25,000 options granted on December 30, 1997, at an exercise price of $6.00 per share. These options vest at 25 percent per annum.

(8) Includes 50,000 options granted on November 1, 1996, at an exercise price of $2.75 per share; 25,000 options granted on June 18, 1997, at an exercise price of $5.00 per share; and 25,000 options granted on December 30, 1997, at an exercise price of $6.00 per share. These options vest at 25 percent per annum.

(9) 50,000 options granted on December 30, 1997, at an exercise price of $6.00 per share. These options vest at 25 percent per annum.

(10) Includes 45,000 options granted on July 1, 1996, at an exercise price of $3.00 per share; 4,500 options granted on December 30, 1997, at an exercise price of $6.00 per share; and 10,500 options granted on July 1, 1998, at an exercise price of $9.00 per share. These options vest at 25 percent per annum.

STOCK OPTIONS

         The following two tables set forth information concerning stock option grants to our chief executive officer and our four most highly compensated executive officers during 1999:

                          OPTION GRANTS IN FISCAL 1999


                                                 PERCENTAGE OF
                               NUMBER OF         TOTAL OPTIONS
                               SECURITIES         GRANTED TO       EXERCISE
                           UNDERLYING OPTIONS  EMPLOYEES IN LAST     PRICE      EXPIRATION
NAME                        GRANTED POSITION      FISCAL YEAR      ($/SHARE)       DATE              5%                  10%
----                        ----------------      -----------      ---------       ----              --                  ---
                                                                                             POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF STOCK APPRECIATION FOR
                                                           INDIVIDUAL GRANTS                             OPTION TERM(1)
                                                           -----------------                             --------------
Gerald D. Van Eeckhout...                 none                 0%         n/a      n/a                       n/a                 n/a
Gene Warren..............             20,000(1)              9.8%       $4.25 June 10, 2002                  n/a                 n/a
Gavin J. Thomson.........             10,000(1)              4.9%       $4.25 June 10, 2002                  n/a                 n/a
Thierry Bignet...........              5,000(1)              2.5%       $4.25 June 10, 2002                  n/a                 n/a
David L. Holden..........                 none                 0%         n/a      n/a                       n/a                 n/a


-----------

(1) This option grant becomes valid only if the closing bid price of our common stock is $20 or more for a minimum of ten consecutive days before June 10, 2002. No value will be realizable at a 5 percent appreciation rate (value of $4.4625 per share) or 10 percent appreciation rate (value of $4.675 per share), because the grant will not be effective until the $20 closing bid price condition is satisfied. In the quarter these options become valid, we will incur a compensation charge for the difference between the exercise price and the fair market value of the underlying shares.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES


                          SHARES ACQUIRED     VALUE
                          ----------------    ------
          NAME              ON EXERCISE      REALIZED       EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
          ----              -----------      --------       -----------       -------------       -----------       -------------
                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED                 VALUE OF UNEXERCISED
                                                                      OPTIONS AT                       IN-THE-MONEY OPTIONS
                                                                   DECEMBER 31, 1999                   AT DECEMBER 31, 1999
                                                                ----------------------                 --------------------
Gerald D. Van Eeckhout.                  -             -           137,500              62,500          $607,875            $235,125
Gene Warren............                  -             -            62,500              57,500           259,375             128,125
Gavin J. Thomson.......                  -             -            48,000              60,000           177,500             187,500
Thierry Bignet.........                  -             -            25,000              30,000            50,000              50,000
David L. Holden........                  -             -            38,625              21,375           170,625              60,750


         Through December 31, 1999, the total increase in stock options granted in 1999 to the above executive officers, net of forfeiture and exercise, amounted to 35,000. The total number of stock options granted during 1999 was 221,700, bringing the total outstanding to 1,106,352.

DIRECTORS' FEES

         We have adopted a compensation plan for our three non-executive directors which provides for payment of directors' fees in the form of stock options or stock grants. Under this plan, we granted stock options for a total of 15,000 shares in 1997, or 5,000 options for each of our three non-executive directors, at an exercise price of $5.00 per share; for a total of 15,000 shares in 1998 at an exercise price of $9.00 per share; for a total of 15,000 shares in 1999 at an exercise price of $5.25 per share; and for a total of 15,000 shares at an exercise price of $8.00 per share in 2000. All options vest one year from the date of grant and expire ten years from the date of grant. In 2000, we made stock grants of 500 shares to each of our non-executive directors at a grant price of $8.00 per share.

KEY EMPLOYEE INSURANCE

         We maintain a key-employee life insurance policy on the lives of all of our senior executives in amounts ranging from $500,000 to $1.8 million; the major portion of proceeds are payable to us with the balance to the executive's estate. The intended purpose of these policies is to assist us in replacing these executives and in making other adjustments in operations in the event of their death. Our United Kingdom subsidiary holds an additional life insurance policy on the life of David L. Holden, its managing director, in the amount of (pound)1,090,000, payable to the subsidiary. The proceeds are for the purpose of recruiting a successor, acquiring a portion of Mr. Holden's estate's ownership of 40 percent of the subsidiary's shares, and other adjustments to operations. We have the option to repurchase Mr. Holden's shares upon his death or disability.

KEY EMPLOYEE AGREEMENTS

         Our board adopted executive agreements with Gerald D. Van Eeckhout, Gene Warren, and Gavin J. Thomson as of April 1, 1999, as amended on July 26, 1999. If any person that is not our affiliate takes control of us, the takeover triggers the effective date of the executive agreements. Each executive agreement provides that the executive is entitled to a three-year employment agreement commencing on the effective date at the executive's regular salary and bonus. If the executive is dismissed without cause or leaves for good reason as defined under the agreement, the executive is entitled to three years' salary and a bonus that is determined according to the board of directors' bonus policy. Our board of directors has determined that the average compensation of these executives historically has been less than the compensation received for comparable responsibilities in other companies. Accordingly, our board has decided that actual compensation under these executive agreements may exceed limitations imposed by the Internal Revenue Code on "parachute payments" if such compensation is triggered before April 1, 2002, and, therefore, these payments may not be fully deductible and to the extent they are not fully deductible, they will be subject to a 20 percent excise tax. If such compensation is triggered on or after April 1, 2002, the amount will be limited to three times the average total compensation for each person over the preceding five years in accordance with Section 280G of the Code and will be deductible and not subject to the 20 percent excise tax.

         One of our founders, Gerald D. Van Eeckhout, also has executed a five-year employment agreement dated July 1, 1999, at a salary and bonus no less than the amount in effect upon execution of the agreement, which includes covenants prohibiting competition with us following the termination of his employment. This employment agreement ensures that the services of Mr. Van Eeckhout will be available to us, as determined by the board of directors, and will prohibit Mr. Van Eeckhout from engaging in activities on behalf of a competitor for two years following termination of his employment. Compensation under his agreement is reviewed annually by the compensation committee of the board of directors and includes medical insurance and other benefits available to employees generally. If a change in control occurs, as defined in the executive agreement, Mr. Van Eeckhout's executive agreement will prevail over the terms of his employment agreement, except that his benefits and spousal benefits for his wife, Carolyn R. Van Eeckhout, including medical coverage, will continue for the balance of the five year term, and he will receive a minimum of two years compensation under the employment agreement.

         Our United Kingdom subsidiary has a service agreement with its managing director, David L. Holden, which may be terminated by the employer or employee on six months' notice. Under this agreement, Mr. Holden receives a base salary, currently (pound)85,000 (US $140,000) per year, and a performance-related bonus as determined by the subsidiary's board from time to time.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 31, 2000, by our principal stockholders. For this purpose, a principal stockholder is a person that holds beneficial ownership of five percent or more of our outstanding common stock. Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days following March 31, 2000. Shares issuable from stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person.


         The number of shares of common stock outstanding after this offering includes 750,000 shares of common stock we are offering for sale in this offering. The percentage of beneficial ownership for the following table is based on 4,828,374 shares of common stock outstanding as of March 31, 2000, and 5,578,374 shares of common stock outstanding after the completion of this offering.

         To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock.



                                                                                            SHARES TO
                                              MATERIAL                                       BE SOLD
NAME AND ADDRESS OF                       RELATIONSHIP WITH                                   IN THE
BENEFICIAL OWNER                                 ACT           NUMBER       PERCENTAGE       OFFERING      NUMBER      PERCENTAGE
----------------                                 ---           ------       ----------       --------      ------      ----------
                                                                SHARES OF COMMON STOCK                    SHARES BENEFICIALLY OWNED
                                                             BENEFICIALLY OWNED PRIOR TO                            AFTER
                                                                     THE OFFERING                               THE OFFERING
                                                                     ------------                               ------------
                                          Officers and
Gerald D. and Carolyn R. Van Eeckhout(1)  Directors              611,000            15.4%           None     611,000           13.3%
James F. Seifert(1) (2)................   Director               231,250             5.6%           None     231,250            4.9%
Nikos Moschos(3).......................   Stockholder            466,236             9.7%           None     466,236            8.4%
Katerina Scordou(4)....................   Stockholder            307,440             6.4%           None     307,440            5.5%
Katerina Kopsida(5)....................   Stockholder            358,100             7.4%           None     358,100            6.4%
Alexandros Makris(6)...................   Stockholder            240,000             5.0%           None     240,000            4.3%
All Directors and executive officers as
   a group (11 persons)................                          998,838            28.1%           None     998,838           24.7%


-----------

(1)  1658 Cole Boulevard, Suite 130, Golden, Colorado 80101.

(2)  Held jointly with his spouse, Nancy Seifert.

(3) Agiou Konstaninou 40, 2nd Floor, Marousi, Athens 15124, Greece; 307,440 of these shares are held by Mr. Moschos and Katerina Scordou (his spouse) and 158,796 shares are held by Euro-American Securities SA, a company he controls.

(4) Agiou Konstaninou 40, 2nd Floor, Marousi, Athens 15124, Greece; held with Nikos Moschos (her spouse).

(5)  9, Leonidiou Street, Nea Kiffisia, Athens 14562, Greece.

(6)  Orfeos 13, Rodon Ekali, Athens 14565, Greece.

                              CERTAIN TRANSACTIONS

PRIVATE EQUITY, LEASE, AND SUBORDINATED DEBT TRANSACTIONS

         We have obtained financing for our expansion and operations through several private equity, debt, or lease transactions that involved the issuance of securities in reliance on exemptions from the Securities Act of 1933.

    SIRROM CAPITAL CORPORATION AND EQUITAS, L.P. In 1998, we issued subordinated notes in the amount of $1,610,000 and $890,000, or a total of $2,500,000, in favor of Sirrom Capital Corporation and Equitas, L.P., under a subordinated loan and security agreement. The subordinated notes bear interest at 13.5 percent, payable monthly, are due on March 31, 2003, and are secured by a subordinated security interest in our accounts receivable, inventory, intangibles, equipment, and other personal property as well as our pledge of 100 percent of our voting shares in our subsidiary, ACT Teleconferencing Services, Inc., and our 60 percent ownership interest in the outstanding shares of ACT Teleconferencing Limited, a United Kingdom company, collectively, the collateral. The subordinated notes became subject to an intercreditor and subordination agreement dated May 20, 1999, between Sirrom Investments, Inc. (assignee of Sirrom) and Equitas and our commercial lender, Coast Business Credit, in which Sirrom Investments, Inc. and Equitas agreed to subordinate their rights in the collateral to a $2,000,000 line of credit that Coast Business Credit made available to ACT Teleconferencing Services, Inc.

         When we issued the subordinated notes, we also issued warrants to Sirrom as of March 31, 1998 for the purchase of 183,853 shares of common stock at an exercise price of $7.00 per share, expiring on April 30, 2003. If the subordinated notes are not fully paid on the second, third, or fourth anniversaries of issuance, the number of shares subject to the Sirrom warrants will increase to 216,802 shares on the second anniversary, 269,702 shares on the third anniversary, and 360,495 shares on the fourth anniversary. We issued identical warrants to Equitas for the purchase of 147,114 shares of common stock, the Equitas warrants. If the subordinated notes to Equitas are not fully paid on the second, third, or fourth anniversary dates, the number of shares subject to the Equitas warrants will increase to 173,832 shares on the second anniversary, 200,825 shares on the third anniversary, and 228,410 shares on the fourth anniversary.

         The number of shares subject to the Sirrom warrants and the Equitas warrants are subject to anti-dilution adjustments and are also subject to adjustment for stock splits, stock dividends, consolidations, and similar transactions. Holders of shares issued upon the exercise of the Sirrom warrants and Equitas warrants have piggy-back registration rights.

    R.C.C. FINANCE GROUP LTD. In 1998, R.C.C. Finance Group Ltd., a New York corporation, R.C.C., issued an equity lease commitment to us in the amount of $2,000,000. We have drawn on the commitment to finance our acquisition of conferencing bridges and related equipment in support of our expansion to new offices and for handling the volume of traffic the Concert agreement may generate. As consideration for the commitment, we granted to R.C.C. a warrant to purchase 75,000 shares of our common stock at an exercise price of $8.00 per share, based on the market price of $8.00 per share on April 7, 1998, the R.C.C. warrants. All these warrants were exercised in the first quarter of 2000 on a cashless basis.

    1999 PRIVATE PLACEMENT. In February 1999, we closed on a private placement of securities, the 1999 private placement, in which we sold 109,912 units at $5.50 per unit, which was the average closing price of our common stock on the Nasdaq SmallCap Market for the preceding ten trading days. Each unit was comprised of one share of common stock and a warrant, the 1999 private placement warrants, to purchase one share of common stock at an exercise price of $7.00 and expiring on December 31, 2003. See "Certain Transactions-Private Equity, Lease, and Subordinated Debt Transactions-1999 Private Placement." The following officers and directors of ACT participated:


                                                                                                 UNITS       VALUE
                                                                                                 -----       -----
      Gerald and Carolyn Van Eeckhout.....................................................       16,000     $88,000
      James Seifert.......................................................................       18,000      99,000
      Thierry Bignet......................................................................          500       2,750
      Peter Eeles.........................................................................          500       2,750


Additionally, Bill Seifert, brother of director James Seifert, participated in the private offering and purchased 18,181 units for $100,000.

    ISSUANCE OF PREFERRED STOCK. On October 19, 1999, we issued 2,000 shares of Series A preferred stock to GMN Investors II, L.P. for $2,000,000. In connection with this transaction, we also issued warrants to GMN to purchase 400,000 shares of common stock at an exercise price of $7.00 per share, expiring on October 19, 2006. See "Description of Securities-Preferred Stock-Series A."

EMPLOYEE STOCK PURCHASE PLAN

         During plan years ending December 31, 1998 and December 31, 1999, the following executive officers purchased 10,973 shares under our employee stock purchase plan:



                                                             SHARES
                                                             ------
      Gavin Thomson.........................................        4,190
      Gene Warren...........................................        4,056
      Thierry Bignet........................................          786
      Peter Eeles...........................................        1,941

      Total.................................................       10,973



         Participants in this plan contribute monthly to the plan which purchases shares in their names every six months on each December 31 and June
30. See "Description of Securities-Employee Stock Purchase Plan."

OPTIONS AND WARRANTS
         We have granted options or warrants for the purchase of our common stock to various officers, directors, subsidiary officers, consultants, lenders, and investors. See also "Executive Compensation-Stock Options" and "Description of Securities-Stock Options."

         We will at all times reserve a sufficient number of shares of common stock for issuance upon exercise of the warrants and options currently outstanding. All currently outstanding shares of common stock are, and any common stock issued in this offering or in connection with the future exercise of options or warrants will be, fully paid and non-assessable.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 10,000,000 shares of common stock, no par value, and 1,000,000 shares of non-voting preferred stock, no par value. On October 19, 1999, we issued 2,000 shares of Series A preferred stock to one investor, which shares are currently outstanding. In connection with our stockholder rights plan, we created Series B Junior Participating Preferred Shares for stockholders of record on and following December 10, 1999, but have not issued any Series B shares.

COMMON STOCK

         The holders of shares of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. There is no cumulative voting for the election of directors. After recognition of any applicable preferences to any outstanding preferred stock, holders of common stock are entitled to receive dividends as the board of directors may lawfully declare out of funds legally available and in liquidation and to share pro rata in any other distribution to the holders of common stock. We have never paid any dividends. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions, fixed dividend rights, liabilities to further calls, assessment for liabilities under state statute, restriction on alienability, or any discriminating provision against existing or prospective stock with respect to the common stock.

PREFERRED STOCK

         Our board of directors is authorized to establish by resolution different classes or series of non-voting preferred stock and to fix the rights, preferences, and privileges, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any class or series or the designation of such class or series without any further stockholder vote or action. The issuance of a class or series of preferred stock with special rights or privileges could have the effect of delaying, deferring, or preventing a change in our control, which may adversely affect the voting and other rights of the holders of common stock. See "Description of Securities-Anti-Takeover Provisions."

    SERIES A. We issued 2,000 shares of preferred stock, Series A, to GMN Investors II, L.P. for $2 million on October 19, 1999. The issuance of Series A was accompanied by warrants to purchase 400,000 shares of common stock at $7.00 per share, expiring on October 19, 2006, the GMN warrants. The holders of Series A are entitled to dividends of 8 percent per year compounded quarterly, payable when declared by our board of directors, but no later than the redemption of Series A or on liquidation of our company. Holders of Series A have no voting rights except in certain instances as provided by statute. The warrants include customary anti-dilution provisions. Our redemption of the Series A shares is mandatory on October 19, 2004, or upon our default in the terms of the investor's purchase of Series A. Redemption is also mandatory if we obtain net proceeds of $15 million or more in a public offering of our capital stock. In addition, we have the right to redeem Series A shares for any reason prior to October 19, 2004, upon payment to the holders of $2 million plus accrued but unpaid dividends, as adjusted for any stock dividend, stock split, combination, or similar recapitalization.

    SERIES B. As part of a share rights plan, effective on and following December 10, 1999, our board created Series B Junior Participating Preferred Shares, no par, non-voting, under authority of our Articles of Incorporation. Each share of Series B is entitled to receive a dividend when, as, and if declared by the board of directors out of funds legally available for this purpose, payable quarterly in cash at the rate of $1.00 per share (one cent per 1/100th share) or 100 times the cash or non-cash dividends payable to holders of shares of common stock. Shares of Series B have priority in payment of dividends and distributions on dissolution of our company which is senior to holders of common stock, but junior to creditors and to holders of Series A. Whether any shares of Series B will be issued and the number of shares issued will be determined under provisions of the rights plan.

STOCK OPTIONS

         As of December 31, 1999, we had a total of 1,106,352 stock options outstanding that we had granted under two similar plans.

         We adopted the Stock Option Plan of 1991, the 1991 Plan, in order to attract, retain, and motivate key employees and consultants by providing them a means of acquiring an ownership interest in us. The 1991 Plan covers incentive stock options within the meaning of section 422 of the Internal Revenue Code, as amended, and nonstatutory (sometimes called nonqualified) stock options. This plan was amended as of April 28, 1995, to reserve a total of 400,000 shares of common stock for this purpose.

         We adopted the Stock Option Plan of 1996, the 1996 Plan, at the 1997 annual meeting of stockholders. At our 1998 annual meeting, we increased the number of shares subject to options under the 1996 Plan from 400,000 to 800,000. The 1996 Plan was adopted for the same purposes as was the 1991 Plan, and likewise covers incentive stock options and nonstatutory stock options.

         The personnel and compensation committee of the board of directors administers the plans. The term of options under the plans may not exceed ten years from the date of grant. The plans also provide that the purchase price of the shares covered by incentive stock options may not be less than the fair market value of the shares on the date the option is granted and that the exercise price of a nonstatutory option shall not be less than 85 percent of such fair market value.

         As a general rule, our incentive stock options vest at the rate of 25 percent per year. The committee determines the length of each option at the time of grant with both plans providing a maximum term of ten years (five years for holders of ten percent of our outstanding shares). The employee may exercise the options granted under the plans only during his or her employment and, under specified circumstances, for three months following termination of employment. In the event the employee dies while holding options, the employee's personal representative has twelve months, or until the expiration date of the options, whichever is earlier, to exercise the options. The number of shares purchasable and the purchase price under both plans are subject to antidilution provisions and adjustments upon the occurrence of specified events. The committee has power to establish the exercise price of nonstatutory options granted.

         As of December 31, 1999, there were 1,106,352 options outstanding under the plans, and 76,100 options had been exercised. Of the 1,106,352 outstanding options, 961,352 were incentive stock options with exercise prices ranging from $2.00 to $9.00 per share and expiration dates between August 15, 2003, and December 12, 2009. As of December 31, 1999, we had options for 17,548 shares available for issuance. As of March 31, 2000, an additional 24,591 stock options were exercised reducing the total outstanding under the plans to 997,948 shares. On March 31, 2000, we had options for 5,080 shares available for granting.

WARRANTS


         PREVIOUSLY-ISSUED WARRANTS. We have issued various common stock purchase warrants from time to time, collectively, the warrants, which, as of December 31, 1999, entitled the holders to purchase a total of 1,022,539 shares of common stock. The warrants include 400,000 GMN warrants (See "Description of Securities-Preferred Stock-Series A"), 10,000 R.C.C. warrants (See "Description of Securities-Private Equity, Lease, and Subordinated Debt Transactions-R.C.C. Finance Group Ltd."), and 109,912 1999 private placement warrants (See "Certain Transactions-Private Equity, Lease, and Subordinated Debt Transactions-1999 Private Placement"). As of March 31, 2000, all R.C.C. warrants for R.C.C. Finance Group had been exercised on a cashless basis.

         The above warrants expire at various dates from March 31, 2003, to October 19, 2006. See Note 5 of Notes to Consolidated Financial Statements.


         WARRANTS OFFERED THROUGH THIS PROSPECTUS. The warrants issued in this offering may be exercised at any time on or before five years following the effective date of this offering. Each warrant entitles the holder to purchase one share of our common stock at an exercise price equal to 110 percent of the closing bid price for our common stock on the Nasdaq SmallCap Market on the day preceding the effective date of this offering.


EMPLOYEE STOCK PURCHASE PLAN

         Our employee stock purchase plan became effective July 1, 1998. The plan has been structured within the meaning of Section 423(b) of the Internal Revenue Code of 1986. The purpose of the plan is to provide employees with an opportunity to acquire an ownership interest in us through the purchase of our common stock, thereby developing a stronger incentive to work for our continued success. A maximum of 100,000 shares of common stock are available for sale to our employees under the plan. The purchase price of each share of common stock will be the lesser of 85 percent of the fair market value of such share on the first day of the six month purchase period, or 85 percent of the fair market value of such share on the last day of the purchase period. One purchase period commences on January 1 of each year and ends on the following June 30. The other purchase period begins on July 1 and ends on the following December 31. Participants declare on the first day of the purchase period an amount they wish to be deducted from their wages during each payroll period to be applied toward the purchase of shares. Participants have the right to terminate their payroll deductions at any time. Currently, 60 employees have elected to participate in the plan, but we cannot determine the number of shares that will be purchased during any purchase period until the close of that period. Through March 31, 2000, our employees had purchased 27,060 shares of common stock under the plan.

ANTI-TAKEOVER PROVISIONS

         STAGGERED TERMS FOR DIRECTORS. Our articles of incorporation set the maximum number of directors at nine, with the actual number of seats filled determined by the board from time to time. Each class is elected for a term expiring at the annual meeting of stockholders in the third year after the election. The board has established the size of the board at six members, which consists of three classes of two members each. Currently, there are five members and one vacancy. Election of the board by classes strengthens the position of the board in dealing with takeover attempts. By making it difficult to unseat the entire board at one annual meeting, it is intended that the board as a whole will have more bargaining power in the event a potential acquiring person proposes a takeover.

         BUSINESS COMBINATIONS. A provision of our articles of incorporation regarding business combinations imposes substantial conditions on third parties who might attempt to acquire control of us through a two-tiered pricing strategy in which a premium price is paid to obtain a majority of the voting stock and a less desirable consideration, sometimes in the form of bonds or other securities is paid to other stockholders. These conditions include approval of such proposals by holders of two-thirds of the outstanding shares unless (1) the board of directors as constituted prior to receipt of the proposals approve, or
(2) the proposal involves a merger, consolidation, exchange of shares, or sale of all or substantially all our assets and the cash per share the stockholders will receive is not less than the highest per share price any person pays, including the person's affiliates, whose beneficial ownership of the common stock, in the aggregate, equals or exceeds 20 percent of the outstanding voting power. The effect of these conditions is to discourage new stockholders from replacing incumbent directors with new directors solely for the purpose of obtaining approval of a tender offer and to require that the same consideration per share be paid to all stockholders that an acquiring person, who would be willing to pay a premium to obtain a 20 percent or more position in our common stock, would pay. The amendment discourages two-tiered pricing proposals and strengthens the board of directors' position in dealing with potential takeover proposals.

         However, the conditions imposed on third parties attempting to take us over and the potential benefits of the classification of directors are offset, in part, by the possibility that a corporate suitor might be discouraged from making a takeover offer, thereby depriving stockholders of an opportunity to sell their shares at an attractive price. On balance, it is our management's belief that its strengthened position in dealing with suitors will enable it to bargain more effectively with all potential business partners, including those desiring a takeover.

         RIGHTS AND PREFERENCES OF PREFERRED STOCK. The board of directors will determine the rights and limitations of the preferred stock. Stockholder approval will not be required for the issuance of such shares. Such shares of preferred stock could have rights that are senior to the rights of the holders of shares of common stock, e.g., preferred liquidation rights, cumulative dividends, or voting and conversion rights that could adversely affect the voting power or dividend rights of the holders of common stock and delay, defer, or prevent a change in control of us.

         AGREEMENTS WITH CERTAIN OFFICERS. We entered executive agreements dated April 1, 1999, as amended July 26, 1999, with Gerald D. Van Eeckhout, Gavin J. Thomson, and Gene Warren. The executive agreements provide that in the event of a change in our control, as defined in the agreements, any termination without cause or resignation with good reason, generally defined as a significant change in employment duties, will trigger payment of a special termination payment equal to three times the executive's then-current base salary and bonus. We also entered a five year employment agreement with Gerald D. Van Eeckhout dated July 1, 1999. If a change in control occurs, the terms of Mr. Van Eeckhout's executive agreement will prevail over the terms of the employment agreement, with certain exceptions. See "Executive Compensation-Key Employee Agreements."

         SHARE RIGHTS PLAN. On November 18, 1999, our board of directors adopted a share rights plan, commonly known as a "poison pill." Each right entitles the holder, upon payment of the exercise price of $80.00 per right, to purchase 1/100th of a share of Series B Junior Participating Preferred (See "Description of Securities-Preferred Stock-Series B") Each share of Series B is entitled to receive a dividend when, as, and if declared by the by the board of directors out of funds legally available for this purpose, payable quarterly in cash at the rate of $1.00 per share (one cent per 1/100th share) or 100 times the cash or non-cash dividends payable to holders of shares of common stock. Our board declared a dividend of one right for each share of common stock. The rights were issued to stockholders of record on and following December 10, 1999. These rights are not exercisable or transferable separately from shares of common stock until 15 days after the ownership of our common stock by any person or group of persons acting together as acquiring person exceeds 20 percent of our outstanding common stock or 15 days after a tender offer that would result in beneficial ownership of at least 20 percent of our common stock. We can redeem the rights before an acquiring person's ownership of our common stock exceeds 20 percent, subject to an exception for persons who inadvertently cross the 20 percent threshold and promptly divest to a level below 20 percent. The rights expire in ten years and are subject to extension.

         Instead of exercising the right to acquire Series B, the holder of the right may exercise the right, following expiration of the redemption period, to purchase the number of shares of common stock, priced at its then market value, which is equal to twice the exercise price. For example, if the market price of common stock is $16 per share, the holder of one right could purchase 10 shares for each right ($80 times 2 divided by $16 per share). This is called a "Flip-in Right" and has the effect of substantially diluting the acquiring person's ownership of our common stock because the acquiring person or group is ineligible to exercise this right. The Flip-in Right also entitles the board to issue common stock of the same economic value to rights holders had they exercised their rights, unless the acquiring person holds at least 50 percent of the outstanding shares of common stock. The rights also become exercisable for the common stock of a surviving or acquiring corporation with market values of twice the exercise paid, called a "Flip-over Right."

         Our board has broad authority to amend the plan prior to the exercisability of the rights and to amend the plan after the rights are exercisable if the amendments do not adversely affect the interests of rights holders.

         The rights plan discourages hostile takeover bids by the potentially dilutive effect of the exercise of the rights on the acquiring person. The purpose of the rights plan is to provide our board with a stronger hand in negotiating the sale of our company, should that opportunity be presented. The board will consider the fairness of any offer that it considered a good faith attempt to provide fair value to the stockholders, but it feels it must have the rights plan in effect to deter hostile offers that are undervalued, given all the information about our company then available to the board. Our agent in this offering, John G. Kinnard and Company, Incorporated, provided us investment banking advice in conjunction with our consideration of the rights plan.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.

         As of December 31, 1999, we had 4,595,947 shares of common stock issued and outstanding, together with warrants to purchase a total of 1,022,539 shares of common stock at a weighted average purchase price of $6.95 per share. See "Description of Securities-Warrants." We also had a total of 1,106,352 options outstanding under the Stock Option Plan of 1991, and the Stock Option Plan of 1996, as amended, at a weighted average purchase price of $4.93 per share. See "Description of Securities-Stock Options."

         If all the warrants and options were to be exercised, the number of outstanding shares of common stock would increase from 4,595,947 shares as of December 31, 1999, to 6,724,838 shares; however, 544,515 stock options are subject to vesting restrictions and 400,000 warrants are subject to lock-up restrictions. All of the shares optioned under the Stock Option Plans of 1991 and 1996 are the subject of effective registration statements. Holder of the warrants can request registration under their demand or piggy-back registration rights. All of the options outstanding and certain of the warrants outstanding may be exercised by the surrender of options or warrants outstanding at the value per option that is equal to the excess of the market price per share over the exercise price on the date of exercise, a cashless exercise, or through a combination of cashless exercise and payment. In a cashless exercise, the dilutive effect on existing stockholders of our issuance of shares underlying the warrants and options is lessened because the shares underlying the surrendered warrants or options do not become outstanding shares.

         Of the 4,595,947 shares outstanding on December 31, 1999, 1,254,930 shares or 27.3 percent are "restricted securities" as defined in Rule 144 under the Securities Act. Holders of restricted securities are eligible to resell such securities under the provisions of Rule 144. Generally, Rule 144 requires a one-year holding period, compliance with certain volume limitations, and the filing of Form 144 with the Securities and Exchange Commission before sales can be effected. However, Rule 144(k) allows persons, who have held restricted securities for at least two years and who have not been "affiliates" for the three months prior to such sale, to sell shares without complying with Rule 144. "Affiliates," generally, are persons who are in a position of control such as executive officers, directors, and principal stockholders. Restricted securities are those shares issued to our founders and other investors prior to our initial public offering in February 1996, shares issued in private placements since our initial public offering, or stock grants. Excluding affiliates' ownership at February 29, 2000, of 998,108 shares that continue to be restricted, the required holding period under Rule 144(k) for non-affiliates has now been satisfied for all shares issued prior to February 28, 1998. In addition, 1,022,539 shares underlying warrants, when issued, will be deemed restricted securities unless included in an effective registration statement. Holders of 405,967 of these warrants have the right to purchase shares through a cashless exercise. The Securities and Exchange Commission has indicated that holders of restricted shares purchased through a cashless exercise are permitted to sell those restricted shares through Rule 144 procedures, assuming the warrants have been held for one year and all the requirements of Rule 144 are satisfied.

         As of March 31, 2000, an additional 24,591 stock options were exercised and 75,000 warrants were exercised on a cashless basis. This reduced the total number of options and warrants outstanding at March 31, 2000, to 2,029,300 with a weighted average exercise price of $5.83 per share.

                                  DISTRIBUTION


         Our agent, John G. Kinnard and Company, Incorporated has agreed to represent us in the offer and sale of 750,000 shares of our common stock, accompanied by one warrant for each four shares sold, a total of 187,500 warrants.




         The agent is acting on a best efforts basis and has no obligation to purchase the shares itself.


         The agency agreement provides that the obligations of the agent to obtain purchasers of the shares of common stock included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statements, the receipt of a comfort letter from our independent accountants, the continuing correctness of our representations, the continued listing of the common stock for quotation on the Nasdaq SmallCap Market, and no occurrence of an event that would have a material adverse effect on us. We have not granted our agent an over-allotment option. The agent may sell less than the 750,000 shares offered; accordingly, with our concurrence the offering may be terminated at any time and any unsold shares and warrants withdrawn from registration.




         The agreement contains covenants of indemnity between the agent and us against civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.


         We will pay the agent a commission equal to seven percent of the gross proceeds of all shares sold in this offering. We will reimburse the agent's out-of-pocket expenses in connection with this offering as currently structured, which are estimated to be less than $20,000. In addition, we have agreed to pay approximately $125,000 in legal and other expenses incurred by the agent as underwriter in an earlier version of this offering that was suspended due to material changes in market conditions.


         Upon completion of this offering, we will sell to the agent for $1 a warrant to purchase up to 75,000 shares of common stock (ten percent of shares sold). The agent's warrant will become exercisable one year after the effective date of this offering at a per share exercise price equal to 120 percent of the closing bid price on the day preceding the effective date of this prospectus and will expire five years from the effective date of this offering. The agent's warrant and underlying shares of common stock will be restricted from sale, transfer, assignment, or hypothecation for a period of one year from the date of this prospectus, except to the agent's officers and partners. During the exercise period, holders of the agent's warrant are entitled to certain demand and incidental registration rights with respect to the shares of common stock issuable upon exercise of the agent's warrant. The common stock issuable on exercise of the agent's warrant is subject to adjustment in certain events to prevent dilution.




         The agent does not have any material relationship with us, except for its effort to underwrite an earlier version of this offering and for services provided us in conjunction with the adoption of our rights plan in November 1999, for which we paid a fee customary for such services. See "Description of Securities--Anti-Takeover Provisions--Share Rights Plan."

         The following table summarizes the compensation and estimated expenses which we will pay:




                                                           PER SHARE                                  TOTAL
                                                           ---------                                  -----
Agent's commissions and expense allowance..               $________                                  $________
Our expenses...............................                                                           $450,000






         Other than in the United States, no action has been taken by the agent or us that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares of common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction in which that would not be permitted or legal.

                        ELIMINATION OF DIRECTOR LIABILITY

         Our articles eliminate the personal liability of our directors to the company and to our stockholders for monetary damages for breach of fiduciary duty, except in the instances described below. The Colorado Business Corporation Act authorizes the elimination of personal liability and is designed, among other things, to encourage qualified individuals to serve as directors of Colorado corporations by permitting Colorado corporations to limit or eliminate directors' liability for monetary damages for breach of the duty of care.

         Directors remain liable for breaches of their duty of loyalty to us and our stockholders, as well as for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law and for transactions from which a director derives improper personal benefit. The articles do not eliminate director liability under a separate provision of the Colorado Business Corporation Act that makes directors personally liable for unlawful payments of dividends, unlawful stock repurchases or redemptions, unlawful distributions of assets during liquidation, and unlawful loans or guarantees to a director. The Colorado Business Corporation Act expressly sets forth a negligence standard with respect to such liability.

         The provisions that eliminate liability as described above will apply to our officers only if they are our directors and are acting in their capacity as directors and will not apply to our officers who are not directors.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Colorado Business Corporation Act contains provisions permitting and, in some situations, requiring Colorado corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our Articles and Bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities.

         The Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third-party action, if the director:

          -    Conducted himself or herself in good faith,

          - Reasonably believed that (a) in the case of conduct in his or her official capacity, his or her conduct was in the corporation's best interest, or (b) in all other cases, his or her conduct was not opposed to the corporation's best interest, and

          - In the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

         The Act further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation. The statute limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.

         In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with the Articles and Bylaws. Currently, we have no such agreements. The Colorado Business Corporation Act also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

         As far as exculpation or indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the SEC's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

         We have filed a Registration Statement on Form S-1 with the SEC. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted, and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago, Illinois; or New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

         Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov.

                                  LEGAL MATTERS

         The legality of the issuance of shares we are offering will be passed upon by Faegre & Benson LLP, Denver, Colorado. Certain legal matters will be passed upon for the agent by Fredrikson and Byron, P.A., Minneapolis, Minnesota.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 as set forth in their report, which is included in this prospectus and elsewhere in this registration statement. Our consolidated financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

                        TRANSFER AGENT AND WARRANT AGENT

         Our stock transfer agent and warrant agent is American Securities Transfer and Trust, Inc., 12039 West Alameda Parkway, Suite Z-2, Lakewood, CO 80228.

                        CONSOLIDATED FINANCIAL STATEMENTS



                                TABLE OF CONTENTS



Report of Independent Auditors..............................................................................................  F-2
Consolidated Balance Sheets at December 31, 1999 and 1998...................................................................  F-3
Consolidated Statements of Operations for each of the three years in the period ended December 31, 1999.....................  F-4
Consolidated Statements of Shareholders' Equity for each of the three years in the period ended December 31, 1999...........  F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1999.....................  F-6
Notes to Consolidated Financial Statements..................................................................................  F-7
Unaudited Consolidated Balance Sheet at March 31, 2000......................................................................  F-18
Unaudited Consolidated Statements of Operation for the three months ended March 31, 2000 and 1999...........................  F-19
Unaudited Statements of Cash Flows for the three months ended March 31, 2000 and 1999.......................................  F-21
Notes to Unaudited Consolidated Financial Statements........................................................................  F-22


                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
ACT Teleconferencing, Inc.

         We have audited the accompanying consolidated balance sheets of ACT Teleconferencing, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. Our audit also included the 1999 financial statement schedule listed in Item 16(b) of Part II of this registration statement. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACT Teleconferencing, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related 1999 financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                                     ERNST & YOUNG LLP

Denver, Colorado
February 8, 2000

ACT Teleconferencing, Inc. Consolidated Balance Sheets



                                                                                                            DECEMBER 31,
                                                                                                            ------------
                                                                                                       1999              1998
                                                                                                       ----              ----
ASSETS
Current assets:
   Cash and cash equivalents...................................................................     $1,532,551           $369,407
   Accounts receivable (net of allowance for doubtful accounts of $153,677 and $32,644 in 1999
      and 1998, respectively)..................................................................      6,606,641          4,295,216
   Prepaid expenses............................................................................        847,021            571,597
   Inventory...................................................................................        129,519            269,796
                                                                                                    ----------         ----------
   Total current assets........................................................................      9,115,732          5,506,016
Equipment:
   Telecommunications equipment................................................................      8,254,966          5,840,969
   Office equipment............................................................................      6,383,765          4,205,347
   Less: accumulated depreciation..............................................................     (3,363,484)        (1,969,428)
                                                                                                    ----------         ----------
   Total equipment-net.........................................................................     11,275,247          8,076,888
Other assets:
   Goodwill (net of accumulated amortization of $247,980 and $136,340 in 1999 and 1998,
      respectively)............................................................................      1,456,944          1,537,321
   Deferred loan placement fees................................................................        250,420            205,975
                                                                                                    ----------         ----------
Total assets...................................................................................    $22,098,343        $15,326,200
                                                                                                    ==========         ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of debt.....................................................................     $2,313,454           $686,691
   Accounts payable............................................................................      2,541,822          2,935,331
   Accrued liabilities.........................................................................      1,492,382          1,814,877
   Capital lease obligations due in one year...................................................        609,076          1,111,126
   Income taxes payable........................................................................        589,666            215,895
                                                                                                    ----------         ----------
   Total current liabilities...................................................................      7,546,400          6,763,920
Long-term debt.................................................................................      3,778,614          3,940,867
Capital lease obligations due after one year...................................................      1,223,795          1,008,184
Preferred stock, no par value, 1,000,000 shares authorized; 2,000 issued.......................      1,693,006                  -
Deferred income taxes (United Kingdom).........................................................        320,112            302,145
Minority interest..............................................................................        967,559            806,519
Shareholders' equity:
   Common stock, no par value; 10,000,000 shares authorized 4,595,947 and 3,755,633 shares
      issued and outstanding in 1999 and 1998, respectively....................................     11,378,103          7,463,931
   Additional paid in capital..................................................................         99,900                  -
   Accumulated deficit.........................................................................     (4,809,176)        (4,846,194)
   Accumulated other comprehensive loss........................................................        (99,970)          (113,172)
                                                                                                    ----------         ----------
   Total shareholders' equity..................................................................      6,568,857          2,504,565
                                                                                                    ----------         ----------

Total liabilities and shareholders' equity.....................................................    $22,098,343        $15,326,200
                                                                                                    ==========         ==========

ACT Teleconferencing, Inc. Consolidated Statements of Operations



                                                                                             YEAR ENDED DECEMBER 31,
                                                                                     1999              1998             1997
                                                                                     ----              ----             ----
Net revenues.................................................................    $28,328,791      $19,009,645       $10,234,403
Cost of services.............................................................    (14,797,606)     (10,881,556)       (4,727,236)
                                                                                 -----------      -----------       -----------
Gross profit.................................................................     13,531,185        8,128,089         5,507,167
Selling, general and administration expense..................................    (11,991,914)      (9,121,235)       (5,309,444)
                                                                                 -----------      -----------       -----------
Operating income.............................................................      1,539,271         (993,146)          197,723
Interest expense.............................................................       (848,013)        (532,322)          (99,496)
                                                                                 -----------      -----------       -----------
Income (loss) before income taxes and minority interest......................        691,258       (1,525,468)           98,227
Provision for income taxes...................................................       (414,866)        (401,762)         (332,566)
                                                                                 -----------      -----------       -----------
Income (loss) before minority interest.......................................        276,392       (1,927,230)         (234,339)
Minority interest in earnings of consolidated subsidiary.....................       (194,967)        (189,895)         (202,469)
                                                                                 -----------      -----------       -----------
Net income (loss)............................................................        $81,425      $(2,117,125)        $(436,808)
                                                                                 ===========      ===========       ===========
Net income (loss) per share-basic and fully diluted..........................          $0.01           $(0.58)           $(0.14)
                                                                                 ===========      ===========       ===========
Weighted average number of shares outstanding-basic..........................      4,393,963        3,647,188         3,204,747
                                                                                 ===========      ===========       ===========
Weighted average number of shares outstanding-fully diluted..................      4,655,501        3,647,188         3,204,747
                                                                                 ===========      ===========       ===========


                 See notes to consolidated financial statements

ACT Teleconferencing, Inc. Consolidated Statements of Shareholders' Equity Common Stock



                                                                                                  ACCUMULATED OTHER
                                                                                                  -----------------
                                      COMMON STOCK                                                  COMPREHENSIVE
                                      ------------                                                  -------------
                                          SHARES           VALUE          ACCUMULATED DEFICIT        INCOME (LOSS)      TOTAL
                                      ------------         -----          -------------------     -----------------     -----
Balance at December 31, 1996....        2,939,930        $4,022,671               $(2,292,261)            $37,547     $1,767,957
Employee stock option exercise..           43,500            52,000                                                       52,000
Shares issued in connection with
   exercise of warrants.........          514,950         1,520,834                                                    1,520,834
Share issuance as fee to warrant
   placement agent..............           33,000           115,500                                                      115,500
Shares issued for acquisitions..           81,378           447,579                                                      447,579
Comprehensive loss
   Net loss.....................                                                     (436,808)                          (436,808)
   Other comprehensive loss, net
      of tax....................
   Foreign currency translation
      adjustment                                                                                          (89,129)       (89,129)
                                                                                                                          ------
Total comprehensive loss........                                                                                       $(525,937)
                                                                                                                         =======
Balance at December 31, 1997....        3,612,758        $6,158,584               $(2,729,069)           $(51,582)    $3,377,933
Shares issued in connection with
   exercise of warrants.........           26,893           136,000                                                      136,000
Employee stock option exercise..            2,000             6,000                                                        6,000
Issue of warrants in lieu of
   interest.....................                            486,521                                                      486,521
Shares issued for acquisitions..          113,982           676,826                                                      676,826
Comprehensive loss
   Net loss.....................                                                   (2,117,125)                        (2,117,125)
   Foreign currency translation
      adjustment, net of tax....                                                                          (61,590)       (61,590)
Total comprehensive loss........                                                                                     $(2,178,715)
                                                                                                                       =========
Balance at December 31, 1998....        3,755,633        $7,463,931               $(4,846,194)          $(113,172)    $2,504,565
Shares issued in connection with
   exercise of warrants.........          562,654         2,619,890                                                    2,619,890
Issuance of private placement
   shares.......................          109,912           592,505                                                      592,505
Shares issued in connection with
   the employee stock purchase
   plan.........................           12,304            50,990                                                       50,990
Shares issued as payment for
   consulting fees..............           30,500            84,591                                                       84,591
Employee stock option exercise..            4,500            12,660                                                       12,660
Exercise of unit purchase                 120,444           553,537                                                      553,537
   option.......................
Additional paid in
   capital-warrant issue........                             99,900                                                       99,900
Preferred dividend..............                                                      (44,407)                           (44,407)
Comprehensive income
   Net income...................                                                       81,425                             81,425
   Other comprehensive loss, net
      of tax....................
   Foreign currency translation.                                                                           13,202         13,202
Total comprehensive income......                                                                                         $94,627
                                                                                                                          ======
Balance at December 31, 1999....        4,595,947       $11,478,003               $(4,809,176)           $(99,970)    $6,568,857

ACT Teleconferencing, Inc Consolidated Statements of Cash Flow



                                                                                               YEAR ENDED DECEMBER 31,
                                                                                     1999               1998                1997
                                                                                     ----               ----                ----
OPERATING ACTIVITIES
Net income (loss)........................................................            $81,425        $(2,117,125)         $(436,808)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
   Depreciation..........................................................          1,394,056            874,489            358,382
   Amortization of goodwill..............................................             80,377             57,920             18,054
   Deferred income tax...................................................             17,967            184,691             76,416
   Minority interest.....................................................            161,040            199,275            202,469
                                                                                  ----------        -----------         ----------

   Cash flow before changes in operating assets and liabilities:.........          1,734,865           (800,750)           218,513
Changes in operating assets and liabilities (net of effect of business combinations):
   Accounts receivable...................................................         (2,287,387)        (1,324,560)        (1,310,000)
   Inventory.............................................................            140,277           (133,680)            73,276
   Prepaid expenses and other assets.....................................           (275,424)          (364,794)          (124,612)
   Accounts payable......................................................           (425,438)         1,471,474            288,217
   Income tax payable....................................................            373,771            (84,506)           136,243
   Accrued liabilities...................................................           (322,495)           994,452            356,356
                                                                                  ----------        -----------         ----------

Net cash used for operating activities...................................         (1,061,831)          (242,364)          (362,007)
INVESTING ACTIVITIES
Property and equipment purchases.........................................         (4,592,415)        (5,268,971)        (1,618,359)
Short term notes redeemed................................................            (24,037)            11,776            (26,739)
Sale of marketable securities............................................                  -             50,000                  -
Cash paid for acquisitions net of cash acquired..........................                  -           (249,298)          (101,257)
                                                                                  ----------        -----------         ----------

Net cash used for investing activities...................................         (4,616,452)        (5,456,493)        (1,746,355)
FINANCING ACTIVITIES
Net proceeds from the issuance of debt...................................          1,178,071          5,255,875            258,985
Net proceeds from issuance of common stock...............................          4,014,072            628,521          1,688,334
Net proceeds from issuance of preferred stock............................          1,680,526
Deferred loan issuance costs.............................................            (44,445)          (205,975)                 -
                                                                                  ----------        -----------         ----------

Net cash provided by financing activities................................          6,828,224          5,678,421          1,947,319
Effect of exchange rate changes on cash..................................             13,202            (61,590)            (9,265)
                                                                                  ----------        -----------         ----------

Net increase (decrease) in cash and cash equivalents.....................          1,163,143            (82,026)          (170,308)
Cash and cash equivalents, beginning of year.............................            369,408            451,434            621,742
                                                                                  ----------        -----------         ----------

CASH AND CASH EQUIVALENTS, END OF YEAR...................................         $1,532,551           $369,408           $451,434
                                                                                  ----------        -----------         ----------
                                                                                  ----------        -----------         ----------

ACT Teleconferencing, Inc. Notes to Consolidated Financial Statements December 31, 1999 and 1998

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

         ACT Teleconferencing, Inc. (the Company) is engaged in the business of providing high quality audio, video and data conferencing products and services to business clients worldwide. The Company operates principally in the United States, Canada, the United Kingdom, France, the Netherlands, Belgium, Germany, Australia, and Hong Kong.

BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of ACT Teleconferencing, Inc, its wholly-owned domestic and worldwide subsidiaries ACT Teleconferencing Services Inc, ACT Videoconferencing Inc, ACT Research Inc, ACT Teleconferencing Canada Inc, ACT Teleconferencing Limited (United Kingdom), ACT Business Solutions Limited (United Kingdom), ACT Teleconferencing France SA, ACT Teleconferencing BV (Netherlands), ACT Teleconferencing Gmbh (Germany), ACT Teleconferencing Belgium SA, ACT Teleconferencing (Pty) Limited (Australia), and ACT Teleconferencing Hong Kong Limited. With the exception of ACT Teleconferencing Limited (UK), which is 60% held, and ACT Teleconferencing (Pty) Limited (Australia) and ACT Business Solutions Limited, both of which are 80% held, ACT owns 100% of all of its subsidiaries.

REVENUE RECOGNITION

         Revenue is recognized upon completion of conferencing services or delivery of equipment.

USE OF ESTIMATES

         The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORIES

         Video and audio equipment inventories are stated at the lower of cost or market, on a first-in, first-out ("FIFO") basis. Equipment is priced using specific unit costs consisting of materials, labor, and related manufacturing overhead, but exclusive of research and development, selling, and general and administrative expenses, which are charged to operations as incurred.

EQUIPMENT AND DEPRECIATION

         Equipment is stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of five years for office furniture and five or ten years for telecommunications equipment. Depreciation expense includes capital lease amortization charges.

GOODWILL

         Goodwill represents the excess of purchase price over tangible assets acquired less liabilities assumed arising from acquisitions and is being amortized on a straight-line basis over an estimated useful life of fifteen (15) years.

LONG-LIVED ASSETS

         Long-Lived Assets are reviewed for impairment when events indicate that the carrying amount may not be recoverable. If such events are noted, the Company estimates the future flows to be generated by those assets. In the event that the sum of the cash flows is less than the carrying amount of those assets, the assets would be written down to fair value, which is normally measured by discounting the estimated future cash flows.

FOREIGN CURRENCY CONVERSION

         The financial statements of the Company's foreign subsidiaries have been translated into United States dollars at the average exchange rate during the year for the statement of operations and year-end rate for the balance sheet.

CASH AND CASH EQUIVALENTS

         The Company considers all liquid investments with original maturities of three months or less when purchased to be cash equivalents.

NET INCOME (LOSS) PER COMMON SHARE

         Net income (loss) per common share is computed based upon the weighted average number of shares of common stock outstanding during the period. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which was adopted on December 31, 1997. Under the new requirements for calculating basic and fully diluted earnings per share, the dilutive effect of stock options and warrants has been included. Although options and warrants are included in the computation of fully diluted earnings per share in 1999, the effect of 1998 and 1997 is anti-dilutive and therefore not disclosed.

RECLASSIFICATIONS

         Certain reclassifications have been made to the 1998 financial statement presentation in order to conform to the 1999 presentation.

2.  LONG AND SHORT TERM DEBT



                                                                                                                 DECEMBER 31,
                                                                                                                 ------------
                                                                                                            1999              1998
                                                                                                            ----              ----
ACT Teleconferencing Services, Inc., a United States subsidiary, has a line of credit secured by all tangible and intangible assets with the exception of leased assets of its operations. The line of credit carries an interest rate of 2% above the prime rate (7.5% at December 31,
   1999), no less than 9% per annum with a borrowing base restricted to qualified accounts
   receivable up to $2 million. ...............................................................          $1,429,511      $        -
Revolving lines of credit, available through various banks, secured by accounts receivable and mortgage debenture over assets. These short-term financings bear interest rates ranging from
   2% to 3.75% above the bank's prime rate. The maximum borrowing base ranges from $32,800 to
   $825,000. ..................................................................................             109,284         617,377
Subordinated debt financing-promissory note payable by ACT Teleconferencing, Inc. bearing an interest rate of 13.5% per annum with monthly interest payments of $28,125. Principal is due on the maturity date of March 31, 2003. The note is secured by a second lien on Company
   assets, subordinated to the Company's senior lenders. ......................................           2,500,000       2,500,000
Line of credit to equipment vendor owed by ACT Teleconferencing, Inc. bearing interest at 6% per annum. Payments are due in monthly installments calculated on 6% of principal balance and
   interest. This facility is limited to $1,000,000. ..........................................             925,809         717,968
Subordinated two-year convertible note to an equipment vendor payable by ACT
   Teleconferencing, Inc. bearing interest at 9%, with principal due on July 31, 2001. This note will be converted into common stock at a conversion price of $7 per share if it is not repaid
   on or before due date. .....................................................................             500,000               -
Note payable by a subsidiary to an equipment vendor at an interest rate of 7% until 2002.
   Payments of $93,333 are due annually. ......................................................             280,000         280,000
Notes payable to vendors bearing interest at rates from 14.157% to 16.75% due in monthly interest and principal repayments of $13,525. These notes are collateralized by certain
   telecommunications and bridging equipment owned by a subsidiary. ...........................             396,845         493,295
Bank notes payable bearing interest at rates ranging from 6% to 9.6%. Monthly or quarterly payments are made in accordance with the debt agreements. The notes are secured by registered mortgage debentures or corporate guarantee. Maturity dates range from August 2002 to
   September 2003. ............................................................................             266,860         432,464
                                                                                                         ----------      ----------

Subtotal.......................................................................................           6,408,309       5,041,104
Less deferred interest cost....................................................................            (316,241)       (413,546)
                                                                                                         ----------      ----------

Subtotal.......................................................................................           6,092,068       4,627,558
Less, current portion of long term debt........................................................          (2,313,454)       (686,691)
                                                                                                         ----------      ----------

Long term debt.................................................................................          $3,778,614      $3,940,867
                                                                                                         ----------      ----------
                                                                                                         ----------      ----------

         Total interest paid on notes and capitalized leases for the year ended December 31, 1999, 1998, and 1997 amounted to $848,013, $532,322, and $99,496, respectively.

         The aggregate minimum annual payments as of December 31, 1999 for long term debt are as follows:


      2000.......................................................................................        $2,313,453
      2001.......................................................................................         1,136,406
      2002.......................................................................................           415,259
      2003.......................................................................................            43,191
      2004 and thereafter........................................................................         2,500,000
                                                                                                         ----------

                                                                                                         $6,408,309
                                                                                                         ----------
                                                                                                         ----------




3.  COMMITMENTS-OPERATING AND CAPITALIZED LEASES

OPERATING LEASES

         The company leases office space in the United States, Canada, the United Kingdom, France, the Netherlands, Australia, and Hong Kong. These leases expire December 2000 through July 2008. Total rent expense charged to operations was $1,109,422, $743,380, and $301,316 for the years ended December 31, 1999,
1998, and 1997, respectively.

         The Company has also entered into several operating leases for computer and office equipment. Total rent expense charged under these leases was $243,074, $102,351, and $51,715 for the years ended December 31, 1999, 1998, and
1997, respectively.

CAPITALIZED LEASES

         The Company leases telecommunication equipment, office equipment, computers and furniture under long-term leases classified as capital leases. For several of these leases, the Company has the option to purchase the equipment for a nominal cost at the termination of the lease. The assets classified as capital leases are amortized over the shorter of the estimated useful life of the property or the lease term. Amortization related to the leased assets is included in depreciation for financial reporting purposes.

         The following property is secured under capital leases:



                                                                                          DECEMBER 31
                                                                                          -----------
                                                                                     1999             1998
                                                                                     ----             ----
      Telecommunications and office equipment, computers and furniture..........        $2,582,438       $2,317,286
      Less accumulated depreciation.............................................          (498,281)        (278,613)
                                                                                        ----------       ----------

      Net value of equipment secured............................................        $2,084,157       $2,038,676
                                                                                        ----------       ----------
                                                                                        ----------       ----------


         The aggregate minimum annual commitments for operating and capital leases as of December 31, 1999 are as follows:


                                                                                  OPERATING          CAPITAL
                                                                                   LEASES            LEASES
                                                                                   ------            ------
      2000......................................................................        $1,568,365         $807,685
      2001......................................................................         1,294,032          716,823
      2002......................................................................         1,100,143          418,740
      2003......................................................................           700,730          222,435
      2004 and thereafter.......................................................           576,048            5,257
                                                                                        ----------       ----------

      Total minimum lease payments..............................................        $5,239,318       $2,170,940
                                                                                        ----------       ----------
                                                                                        ----------       ----------

      Less amounts representing interest........................................                           (338,069)
                                                                                                         ----------

      Present value of net minimum capital leases payments......................                         $1,832,871
      Less capital lease obligations due within one year........................                           (609,076)
                                                                                                         ----------

      Capital lease obligations due after one year..............................                         $1,223,795
                                                                                                         ----------
                                                                                                         ----------


         During 1999 and 1998, the Company incurred capital lease obligations of $422,336 and $1,714,690 respectively, in connection with lease agreements to acquire equipment.

4.  SHAREHOLDERS' EQUITY

         Our authorized capital stock consists of 10,000,000 shares of common stock, no par value, and 1,000,000 shares of non-voting preferred stock, no par value.

PREFERRED STOCK

         SERIES A. On October 19, 1999 we issued 2,000 shares of Series A 8% preferred stock to GMN Investors II, L.P. for $2,000,000. This transaction was accompanied by the issuance of 400,000 warrants to purchase shares of common stock at $7.00 per share (see Warrants Outstanding below). The holders of Series A are entitled to dividends compounded quarterly, payable no later than the redemption date. Redemption of the Preferred stock is mandatory on October 19, 2004. We have the right to redeem this instrument for any reason prior to October 19, 2004 by payment of $2,000,000 plus any outstanding dividends. At December 31, 1999, the preferred stock had a value of $1,693,006, net of deferred placement cost of $306,994 which is accreted to redemption value through October 19, 2004, and we recognized $31,927 for ordinary dividends and $12,480 for accretion of discount.

COMMON STOCK

         The holders of shares of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote.

         During 1999 we increased our issued share capital from 3,755,633 shares outstanding to 4,595,947. Our share capital was increased by warrant conversions as well as a private placement of shares, both described more fully below (see 1999 Private Placement and Warrant Conversions). ACT Teleconferencing, Inc. Notes to Consolidated Financial Statements December 31, 1999 and 1998

4.    SHAREHOLDERS' EQUITY

1999 PRIVATE PLACEMENT

         In February 1999, the Company completed a private offering of 109,212 units, each comprised of one share of common stock at $5.50 per share and one warrant to purchase one share of common stock. The private placement raised net capital of $592,505. The warrants are exercisable at $7.00 and expire December 31, 2003. The shares and the shares underlying the warrants entitle the holder to piggyback registration rights from June 30, 1999, through December 31, 2003.

WARRANT CONVERSIONS

         On February 2, 1999 a total of 549,154 warrants, or 77% of the total publicly held 1996 warrants, which were issued pursuant to our initial public offering were exercised at a conversion price of $5 per share raising cash proceeds to our company, net of expenses, of $2,619,890.

         Pursuant also to our initial public offering, we had granted a unit purchase option to the underwriter. Each unit contained the right to obtain one share of common stock for $4.20 per share and a three-year warrant for the purchase of a share at $5.00 per share. The unit purchase option granted the holder the right to purchase up to 71,250 units or 142,500 shares at an average price of $4.60 via the exercise of the unit. In August 1999, 60,222 unit purchase options were exercised resulting in the issuance of 120,444 shares at an average exercise price of $4.60 per unit, raising $553,537 in net proceeds to the Company.

WARRANTS OUTSTANDING

         On March 31, 1998, in conjunction with the issuance of its $2.5 million subordinated promissory notes, the Company issued stock purchase warrants for the purchase of 330,967 shares of common stock at an exercise price of $7.00 per share to Sirrom Capital Corp. and Equitas L.P. If the notes are not fully paid on the second, third, or fourth anniversary dates from the above date, the number of shares subject to these warrants will increase to 390,634, 470,527, and 588,905 shares, respectively, retaining the same strike price of $7.00 per share. The warrants expire on March 31, 2003.

         In February 1999 we issued 109,212 warrants in connection with our private placement at a $7.00 exercise price and an expiration date of December 31, 2003. On October 19, 1999, in association with the issue of preferred stock, we issued 400,000 warrants to GMN Investors II at a $7.00 exercise price and an expiration date of October 19, 2006.

         In 1998, R.C.C. Finance issued a $2 million lease commitment to us. We granted R.C.C. 75,000 warrants at an exercise price of $8.00 per share and an expiration date of April 3, 2003.

         During 1999 we issued 95,000 warrants at an average strike price of $5.95 for consulting services for work to be done for the company in investor relations, global business development, and the identification of new partners and acquisitions in new markets.

         We have 21,660 warrants remaining at an average strike price of $6.39 per share, 11,660 of which were pursuant to the underwriter's unit purchase option not yet exercised at $5.00 per share.

         All warrants were issued at or above market price on the day of the grant. All warrants are also subject to customary anti-dilution provisions and to adjustment in the event of stock splits, stock dividends, consolidations, and the like. Holders of shares issued upon the exercise of these warrants have piggy-back rights to registration and certain investors, principally GMN Investors II, have demand registration rights.

         Holders of warrants are not entitled to vote, receive dividends, or exercise any of the rights of shareholders of Common Stock for any purpose until the warrants have been duly exercised. Warrants issued during 1998 and 1999 were valued at their estimated fair market value based on valuation opinions provided by independent investment banks.

5.    STOCK OPTION PLAN

         The Company's 1991 Stock Option Plan, as approved by shareholders, authorizes the grant of options to officers, key employees, and consultants for up to 400,000 shares of the Company's common stock. The Stock Option Plan of 1996, as amended and as approved by shareholders, authorizes the grant of an additional 800,000 options to officers, key employees, and consultants of the Company for a total of 1.2 million options authorized. Options granted under both plans generally have 10-year terms and vest 25% each year following the date of grant.

         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options are generally equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized. FASB Statement No. 123, "Accounting for stock-based compensation" establishes an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company elected not to adopt FASB Statement No. 123 for expense recognition purposes.

         Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The following are weighted-average assumptions for 1999, 1998 and 1997, respectively: risk-free interest rate of 6.0%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of .77, .75, and .80; and a weighted-average expected life of the option of 7 years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                      1999             1998           1997
                                                      ----             ----           ----
Pro forma net loss...........................     $(1,001,935)     $(2,746,828)     $(714,230)
Pro forma loss per share.....................           $(.23)           $(.75)         $(.22)


         A summary of the Company's stock option activity, and related information for the years ended December 31 follows:


                                                             1999                         1998                    1997
                                                             ----                         ----                    ----
                                                                 WEIGHTED-                WEIGHTED-               WEIGHTED-
                                                                 AVERAGE                  AVERAGE                 AVERAGE
                                                                 EXERCISE                 EXERCISE                EXERCISE
                                                       OPTIONS    PRICE       OPTIONS      PRICE      OPTIONS      PRICE
                                                      ---------- ---------  -----------  ----------  ---------   ----------
Outstanding-beginning of year.................          902,437    $4.89      730,400       $4.02     454,300       $2.53
Granted.......................................          221,700     5.18      232,693        7.54     325,100        5.62
Exercised.....................................           (4,500)    3.00       (2,000)       3.00     (43,500)       1.20
Forfeited.....................................          (13,285)    7.35      (58,656)       4.69      (5,500)       2.00
                                                      ----------  --------   ----------    --------  ----------    -------
Outstanding-end of year.......................        1,106,352    $4.93      902,437       $4.89     730,400       $4.02
                                                      ==========             ==========              ==========
Exercisable at end of year....................          561,837    $4.02      341,675       $3.15     186,350       $5.62
Weighted-average fair value of options
   granted during the year
   Market price equals exercise price.........            $3.78                 $6.68                   $3.74
   Market price exceeds exercise price........            $4.05                 $6.25                       -
   Market price is less than exercise price...                -                 $3.94                       -


         The following table summarizes our stock options outstanding at December 31, 1999:

                                                  WEIGHTED-AVERAGE
                                                     REMAINING            WEIGHTED-AVERAGE
     EXERCISE PRICE RANGE          SHARES         CONTRACTUAL LIFE         EXERCISE PRICE
     --------------------         ---------       -----------------       -----------------
                $2.00               98,500           4.7 years                 $2.00
          $2.75-$3.03              347,800          6.86 years                 $2.98
          $4.25-$5.25              148,640           9.5 years                 $4.37
          $5.00-$6.05              323,900          8.66 years                 $5.70
          $6.50-$7.00               71,700            10 years                 $6.86
                $9.00              115,812           8.5 years                 $9.00
                                   -------

                                 1,106,352
                                 =========

6.    INCOME TAXES

         The Company accounts for income taxes in conformity with FASB Statement No. 109, Accounting for Income Taxes. Under the provisions of FASB Statement No. 109, a deferred tax liability or asset (net of valuation allowance) is provided in the financial statements by applying the provisions of applicable tax laws to measure the deferred tax consequences of temporary differences. This will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

         Income tax expense and the related current and deferred tax liabilities for all periods presented relate solely to the Company's U.K. operations and therefore have no relation to the U.S. statutory rates.

         For financial reporting purposes, income before income taxes includes the following components:


                                                  1999             1998              1997
                                                  ----             ----              ----
Pretax income (loss):
   United States...........................     $710,747        $(1,701,724)       $(564,701)
   Foreign.................................      (19,489)           176,256          662,928
                                                ----------      ------------       ----------

                                                $691,258        $(1,525,468)         $98,227
                                                ==========      ============       ==========


         The provision for income taxes for the years ended December 31, is comprised of the following:




                                                  1999          1998         1997
                                                  ----          ----         ----
Current..................................       $393,331     $217,242      $256,154
Deferred.................................         18,138      184,520        76,412
                                                --------     --------      --------

                                                $411,469     $401,762      $332,566
                                                ========     ========      ========


         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:



                                                                                1999              1998             1997
                                                                                ----              ----             ----
Deferred Tax Liabilities--Domestic
   Tax depreciation in excess of book depreciation...................       $  (495,227)      $  (257,627)      $(100,267)
Deferred Tax Assets--Domestic
   Net operating loss carry-forward..................................         1,826,424         2,019,656         926,714
   Reserves for doubtful accounts....................................            28,723             7,764           3,850
   Other.............................................................           (93,998)          (41,106)         12,381

                                                                              1,761,149         1,986,314         942,945
Valuation allowance for deferred tax assets..........................        (1,265,922)       (1,728,687)       (842,678)

Net Deferred Tax--Domestic...........................................       $         -       $         -       $       -
                                                                            ============      ============      ==========
Deferred Tax Liabilities--International
   Tax depreciation in excess of book depreciation...................          $320,112       $  (302,145)      $(117,454)
Deferred Tax Assets--International
   Net operating loss carry-forward..................................         1,096,655           698,677         335,088
   Other.............................................................                 -                 -           3,234
Valuation allowance for deferred tax assets..........................        (1,096,655)         (698,677)       (338,322)
                                                                            ------------      ------------      ----------

Net Deferred Tax Liability--International.............................       $  (320,112)      $  (302,145)      $(117,454)


         The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to actual income tax expense is:

                                                            1999           1998           1997
                                                            ----           ----           ----
Expected rate at 35%...............................       $241,940       $(533,914)     $ 34,379
Effect of permanent difference.....................         41,567          38,172        26,163
Utilization of NOLs................................        (40,339)              -             -
Foreign taxes......................................        (38,692)        (47,024)      (17,194)
Valuation allowance................................        210,390         944,528       289,238
                                                          ---------       ---------     ---------

                                                          $414,866        $401,762      $332,586
                                                          =========       =========     =========




         Taxes of $0, $279,008, and $118,989 were paid during 1999, 1998, and
1997, respectively. The total domestic net operating loss carry forward of approximately $4.7 million will begin to expire in the year 2005. The Company has not provided for any taxes on undistributed foreign earnings as the Company intends to permanently reinvest these earnings in the future growth of the business and there are no unremitted, cumulative foreign earnings.

7.    BUSINESS SEGMENT ANALYSIS

         The Company offers a broad range of audio, video, and data teleconferencing services and products to corporate business clients and institutions, and these products and services are considered one line of business. The Company's management makes decisions on resource allocation and assesses performance based on the market potential of each operating location. Each of the locations offers the same products and services, has similar customers and teleconferencing equipment, and is managed directly by the Company's executives, allowing all locations to be aggregated under the guidelines of FAS 131 resulting in one reportable line of business. Audio conferencing services presently comprise approximately 90% of total services. Video, data, and Internet conferencing are presently services which are offered together with the audio product offering and their revenues are approximately 10% of total revenues. The following is a summary of the significant geographic markets:

FOR THE YEAR ENDED DECEMBER 31, 1999:


                                                             NORTH AMERICA          EUROPE         ASIA PACIFIC          TOTAL
                                                             --------------     -----------        ------------      -----------
Net Revenues............................................       $14,182,533      $12,049,040         $2,097,218       $28,328,791
Long-Lived Assets.......................................         7,282,181        4,210,370          1,239,639        12,732,190
Deferred Tax Liability..................................                 -          320,112                  -           320,112


FOR THE YEAR ENDED DECEMBER 31, 1998:

                                                             NORTH AMERICA          EUROPE         ASIA PACIFIC          TOTAL
                                                             --------------     -----------        ------------      -----------
Net Revenues............................................        $8,241,490      $10,190,686           $577,469       $19,009,645
Long-Lived Assets.......................................         4,626,746        4,081,218            906,245         9,614,209
Deferred Tax Liability..................................                 -          302,145                  -           302,145


FOR THE YEAR ENDED DECEMBER 31, 1997:

                                                             NORTH AMERICA          EUROPE         ASIA PACIFIC          TOTAL
                                                             --------------     -----------        ------------      -----------
Net Revenues.............................................         $4,706,890      $5,424,307           $103,206       $10,234,403
Long-Lived Assets........................................          1,968,535       2,024,994            209,833         4,203,363
Deferred Tax Liability...................................                  -         117,454                  -           117,454


         One customer accounted for 24%, 22%, and 24% of consolidated revenues for the years ended December 31, 1999, 1998, and 1997, respectively.

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's financial instruments consist primarily of cash, temporary investments, accounts receivable, accounts payable, long-term debt, and capitalized lease obligations.

         Because accounts receivable and accounts payable are short-term instruments that are settled at face value, the Company considers the carrying amounts to approximate fair value.

         The fair value of long-term debt, consisting of notes and capitalized lease obligations, is based on interest rates available to the Company and comparisons to market rates. The Company considers the carrying amounts to approximate fair value.

9.  DEFINED CONTRIBUTION PLAN

         The Company has a defined contribution 401(k) plan for its United States employees, which allows eligible employees to contribute a percentage of their compensation and provides for certain discretionary employer matching contributions. For the years ended December 31, 1999, 1998, and 1997, the Company contributed $0, $24,980, and $15,355, respectively.

10.  EMPLOYEE STOCK PURCHASE PLAN

         Our employee stock purchase plan became effective July 1, 1998. The plan has been structured within the meaning of Section 423(b) of the Internal Revenue Code of 1986. A maximum of 100,000 shares of common stock are available for sale to our employees under the plan. The purchase price of each share of common stock will be the lesser of 85% of the fair market value of such share on the first day of the six month purchase period, or 85% of the fair market value of such share on the last day of the purchase period. Currently 60 employees have elected to participate in the plan. Through December 31, 1999, our employees had purchased 27,060 shares of common stock under the plan.

11.  SUBSEQUENT EVENTS

         Effective January 1, 2000, we acquired the remaining minority interest in ACT Teleconferencing (Pty) Ltd, based in Australia, for stock issued, consideration aggregating approximately $400,000 and 16.7% of ACT Business Solutions Limited, based in the United Kingdom, for stock issued, consideration aggregating approximately $130,000.

         Effective January 6, 2000 we acquired the assets of the Internet service provider division of Mueller Telecommunications, Inc. for stock issued, consideration aggregating approximately $365,000.

                       ACT TELECONFERENCING, INC.
                      CONSOLIDATED BALANCE SHEETS

                                                                            MARCH 31,     DECEMBER 31,
                                                                              2000           1999
                                                                           -----------    -----------
                                                                           (unaudited)     (audited)
ASSETS
Current Assets:
  Cash and cash equivalents                                                $   874,150    $ 1,532,551
  Accounts receivable (net of allowance for doubtful accounts
   of $167,559 and $153,677 in 2000 and 1999 respectively)                   7,385,865      6,606,641
  Prepaid expenses                                                           1,266,107        847,021
  Inventory                                                                    139,664        129,519
                                                                           ------------   ------------
  Total current assets                                                       9,665,786      9,115,732

Equipment:
  Telecommunications equipment                                               7,856,148      8,254,966
  Office equipment                                                           7,559,992      6,383,765
  Less:  accumulated depreciation                                           (3,792,989)    (3,363,484)
                                                                           ------------   ------------
  Total equipment - net                                                     11,623,151     11,275,247

Other Assets:
  Goodwill (net of accumulated amortization of $291,079 and
   $247,980 in 2000 and 1999 respectively)                                   2,469,016      1,456,944
  Deferred loan placement fees                                                 164,081        250,420
                                                                           ------------   ------------
Total assets                                                               $23,922,034    $22,098,343
                                                                           ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of debt                                                  $ 2,428,643    $ 2,313,454
  Accounts payable                                                           2,130,336      2,541,822
  Accrued liabilities                                                        1,726,154      1,492,382
  Capital lease obligations due in one year                                    637,452        609,076
  Income taxes payable                                                         601,268        589,666
                                                                           ------------   ------------
  Total current liabilities                                                  7,523,853      7,546,400

  Long-term debt                                                             3,765,497      3,778,614

  Capital lease obligations due after one year                               1,193,418      1,223,795

  Preferred stock, no par value, 1,000,000 shares authorized;
   2,000 issued (net of deferred placement cost of $295,230
   and 306,944 in 2000 and 1999 respectively)                                1,703,770      1,693,006

  Deferred income taxes (United Kingdom)                                       315,356        320,112

  Minority interest                                                          1,447,578        967,559

  Shareholders' equity:
  Common stock, no par value; 10,000,000 shares authorized
   4,828,374 and 4,595,947 shares issued and outstanding
   in 2000 and 1999 respectively                                            12,767,168     11,378,103
  Additional paid in capital                                                   119,925         99,900
  Accumulated deficit                                                       (4,661,250)    (4,809,176)
  Accumulated other comprehensive loss                                        (253,281)       (99,970)
                                                                           ------------   ------------
  Total Shareholders' equity                                                 7,972,562      6,568,857
                                                                           ------------   ------------
  Total liabilities and shareholders' equity                               $23,922,034    $22,098,343
                                                                           ============   ============

See notes to consolidated financial statements.

                      ACT TELECONFERENCING, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                            (Unaudited)

                                                                          THREE MONTHS ENDED MARCH 31,
                                                                              2000           1999
                                                                           -----------    -----------
Net revenues                                                               $ 8,183,767    $ 6,842,467
Cost of Services                                                            (4,071,656)    (3,788,894)
                                                                           ------------   ------------
Gross Profit                                                                 4,112,111      3,053,573
Selling, general and administration expense                                 (3,266,610)    (2,827,166)
                                                                           ------------   ------------
Operating Income                                                               845,501        226,407
Interest expense                                                              (238,555)      (172,800)
                                                                           ------------   ------------
Income (loss) before income taxes and minority interest                        606,946         53,607
Provision for income taxes                                                    (222,286)      (117,942)
                                                                           ------------   ------------
Income (loss) before minority interest                                         384,660        (64,335)
Minority interest in earnings of consolidated subsidiary                      (196,735)       (62,136)
                                                                           ------------   ------------
Net income (loss)                                                          $   187,925    $  (126,471)
                                                                           ============   ============
Net income (loss) per share-basic and fully diluted                        $      0.03    $     (0.03)
                                                                           ============   ============
Weighted average number of shares outstanding-basic                          4,780,413      4,027,655
                                                                           ============   ============
Weighted average number of shares outstanding-fully diluted                  5,971,935      4,027,655
                                                                           ============   ============

See notes to consolidated financial statements.

                           ACT TELECONFERENCING, INC
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                  (Unaudited)


                                                   THREE MONTHS ENDED MARCH 31,
                                                       2000            1999
                                                   ------------    ------------
OPERATING ACTIVITIES
Net income (loss)                                  $    187,925    $   (126,471)
Adjustments to reconcile net income (loss)
 to net cash used for operating activities:
 Depreciation                                           429,504         311,604
 Amortization of goodwill                               102,745          32,105
 Deferred preferred stock issuance cost                  10,764
 Deferred loan issuance costs                            14,453          13,203
 Deferred income tax                                     (4,756)         (8,684)
 Minority interest                                      178,029          30,591
                                                   ------------    ------------
 Cash flow before changes in operating assets
  and liabilities:                                      918,664         252,348

Changes in operating assets and liabilities
 (net of effect of business combinations):
 Accounts receivable                                   (756,989)     (1,749,991)
 Inventory                                              (10,145)         41,857
 Prepaid expenses and other assets                     (347,200)       (169,822)
 Accounts payable                                      (451,487)        413,856
 Income tax payable                                      11,602         105,625
 Accrued liabilities                                    233,772         351,242
                                                   ------------    ------------
Net cash used for operating activities                 (401,783)       (754,885)

INVESTING ACTIVITIES
Property and equipment purchases                       (690,409)     (1,058,500)
Short term notes redeemed                                   -            (9,999)
Cash paid for acquisitions net of cash acquired        (130,241)            -
                                                   ------------    ------------
Net cash used for investing activities                 (820,650)     (1,068,499)

FINANCING ACTIVITIES
Net proceeds from the issuance of debt                  100,072        (156,293)
Net proceeds from issuance of common stock              617,271       3,345,682
Deferred Loan Issuance Costs                                            (32,829)
                                                   ------------    ------------
Net cash provided by financing activities               717,343       3,156,560

Effect of exchange rate changes on cash                (153,311)       (134,074)

                                                   ------------    ------------
Net increase (decrease) in cash and cash
 equivalents                                           (658,401)      1,199,102


Cash and cash equivalents, beginning of year          1,532,551         369,408

                                                   ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR             $    874,150    $  1,568,510
                                                   ============    ============

See notes to consolidated financial statements.

                           ACT TELECONFERENCING, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                   (UNAUDITED)


BASIS OF PRESENTATION


         The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the three-month period ending March 31, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. For further information, refer to the financial statements and footnotes included in our annual report on Form 10-KSB for the year ended December 31, 1999 and its amendments.


NET INCOME (LOSS) PER COMMON SHARE


         Net income (loss) per common share is computed based upon the weighted average number of shares of common stock outstanding during the period. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which was adopted on December 31, 1997. Under the new requirements for calculating basic and fully diluted earnings per share, the dilutive effect of stock options and warrants has been included.


RECLASSIFICATIONS


         Certain reclassifications have been made to the 1999 quarterly financial statement presentation in order to conform to the 2000 presentation.


SUBSEQUENT EVENT

         In May 2000, we released from escrow shares and warrants previously-issued to a vendor in connection with a consulting agreement and, accordingly, a non-cash charge of approximately $235,000 was rendered to fully reflect this transaction.

[Included on the inside back cover is the opening page of our website (acttel.com), a brief description of our business, and our address and telephone number]

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than agent's commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission filing fee.



     Securities and Exchange Commission filing fee.................    $9,350
     Nasdaq listing fees...........................................     5,000
     Legal fees and expenses*......................................   150,000
     Accounting fees and expenses*.................................    60,000
     Transfer agent fees and expenses*.............................     5,000
     Printing and engraving expenses*..............................    75,000
     Miscellaneous*................................................   145,650

        Total......................................................  $450,000


-----------

*        Indicates estimate for the purpose of this filing.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Colorado Business Corporation Act permits a corporation organized under it to indemnify its directors, officers, employees, and agents for various acts. Our articles of incorporation conform to the Colorado Business Corporation Act. Our articles of incorporation, and their amendments, are incorporated by reference as Exhibit 3.1 to this registration statement.

         In general, we may indemnify any officer, director, employee, or agent against expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which this person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires the board of directors independent determination, independent legal counsel's determination, or a vote of the stockholders that the person to be indemnified met the applicable standard of conduct.

         The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those mentioned above. However, with respect to actions against directors, indemnification is granted only with respect to reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest; the person must not have been adjudged liable to us; and the person must not have received an improper personal benefit.

         Indemnification may also be granted under the terms of agreements which may be entered into in the future according to a vote of stockholders or directors. In addition, we are authorized to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their services in these positions. We may obtain an insurance policy in the future.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         During the past three years, the registrant has issued and sold unregistered securities as set forth below. We did not utilize an underwriter in any of these transactions. The recipients of securities in each transaction represented their intention to acquire the securities without a view to the distribution thereof. All the issued securities were restricted securities under Rule 144 and appropriate restrictive legends were affixed to the securities in each transaction.

         1. In July 1997, the holder of a warrant to purchase 3,750 shares of common stock exercised his warrants at $4.00 per share, and in January 1998, the holder of 2,500 identical warrants exercised his warrants. These securities were issued in a transactions exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

         2. On December 29, 1997, we issued 81,378 shares of common stock at our stated value of $7.25 per share in a Regulation S transaction to Finley Malcom Anthony John McKeracher, Irene Brown McKeracher, Martin James Offwood, and Sarah Jane Stacey (all United Kingdom residents), in partial consideration for our purchase of 80 percent of the outstanding common shares of MaTS, a United Kingdom company.

         3. On March 31, 1998, we agreed to issue 183,853 warrants to purchase common stock, exercisable at $7.00 each (the market value of our common stock on the day we began negotiations), to Sirrom Capital Corporation and 147,114 identical warrants to Equitas L.P., in consideration for a loan to us totaling $2.5 million in the form of subordinated debt. The warrants expire April 30, 2003. The number of warrants is adjustable if the loan is not paid within two years. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

         4. In July 1998, we executed a lease financing agreement with R.C.C. Finance Group Ltd., in which we agreed to issue warrants to purchase 75,000 shares of common stock at $8.00 per share to R.C.C. The exercise price was based on the fair market value of the common stock on March 5, 1998, the date on which R.C.C. and we began our negotiations. The warrants expire March 5, 2003. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

         5. In October 1998, we issued 112,710 shares of our common stock to the stockholders of Advanced Multi-Point Conferencing, Inc., or AMC, all of whom were non-U.S. persons, as partial consideration for our purchase of 100 percent of the outstanding shares of AMC. The market price on the closing date was $5.938 per share. We paid the balance of the purchase price in cash. The transaction was exempt from registration in reliance on Regulation S.

         6. In October 1998, we issued 18,500 shares of common stock to Intrepid Communications, LLC for consulting services pertaining to our acquisition in Canada. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933.

         7. In February 1999, we completed a private offering of 109,212 units, each comprised of one share of common stock at $5.50 per share and one warrant to purchase one share of common stock. The private placement generated net proceeds of $592,505, which were used for general corporate purposes. The warrants are exercisable at $7.00 and expire on December 31, 2003. The securities were purchased primarily by our officers, directors, and employees. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

         8. On April 1, 1999, we issued 12,000 shares of common stock and warrants to purchase 25,000 shares of common stock to the Adizes Institute in consideration for consulting services. The warrants are exercisable at $7.00 and expire on April 1, 2002. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

         9. On July 1, 1999, we issued warrants to purchase 50,000 shares of common stock to John Pfeiffer in consideration for corporate communications services provided to us. The warrants are exercisable at $5.00 per share and expire on July 1, 2003. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

         10. On July 31, 1999, we issued a two-year convertible note to Compunetix, Inc. in the amount of $500,000 bearing interest at 9 percent, payable on July 31, 2001. This note will convert into 71,429 restricted shares of common stock at the option of the holder, if it is not repaid by July 31, 2001. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

         11. On October 19, 1999, we issued 2,000 shares of Series A preferred stock to GMN Investors II, L.P. for $2,000,000. The issuance of Series A was accompanied by warrants to purchase 400,000 shares of common stock at $7.00 per share. The warrants expire on October 19, 2006. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933 and Rule 506 thereunder.

         12. On October 19, 1999, we issued warrants to purchase 20,000 shares of common stock to Bathgate McColley Capital Group in consideration for services rendered to us in identifying GMN Investors II, L.P. as an investor in 2,000 shares of Series A preferred stock. The warrants are exercisable at $7.00 and expire on October 19, 2006. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

         13. On January 1, 2000, we acquired the 20 percent minority interest of our Australian subsidiary, ACT Teleconferencing (Pty) Ltd. for $65,000 cash and 50,000 shares of our common stock from its managing director. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933.

         14. On January 1, 2000, we acquired a 16.7 percent minority interest in ACT Business Solutions Limited, based in the United Kingdom by issuing 20,000 shares of our common stock to its three minority owners. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act of 1933.

         15. On January 6, 2000, we issued 36,000 shares and paid $50,000 cash to purchase the assets of Mueller Telecommunications, Inc.'s internet service provider division. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

         16. On January 6, 2000, we issued 40,000 shares of common stock and warrants to purchase 60,000 shares of common stock to Dinway Services, Ltd. in consideration for consulting services. The warrants are exercisable at $10.00 per share and expire on January 6, 2003. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

         17. On January 6, 2000, we issued 12,000 shares of common stock to the Adizes Institute for consulting services. These securities were issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Sections 4(2) and 4(6) of the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.



()       EXHIBITS



    NUMBER       DESCRIPTION
    ------       -----------
        1.1     Form of Agency Agreement
        1.3     Form of Agent's Warrant
        1.4     Form of Warrant Agreement
     3.1(1)     Restated articles of incorporation of ACT April 15, 1996, as amended October 18, 1999
     3.2(2)     Bylaws of ACT, amended as of April 15, 1996
     4.1(3)     Form of specimen certificate for common stock of ACT
          5     Opinion of counsel
    10.1(3)     Stock option plan of 1991, as amended, authorizing 400,000 shares of common stock for issuance under the plan
    10.2(3)     Form of stock option agreement
    10.3(3)     Form of common stock purchase warrant
   10.10(3)     Split dollar insurance agreement dated March 1, 1990, between
                ACT and Gerald D. Van Eeckhout
   10.11(3)     Service agreement dated April 10, 1992 between David Holden and
                ACT Teleconferencing Limited
   10.19(4)     Stock option plan of 1996, as amended
   10.20(5)     Employee stock purchase plan
   10.22(6)     Loan and security agreement dated
                March 31, 1998 and form of stock purchase warrant with Sirrom
                Capital Corporation and Equitas L.P.
   10.23(6)     Loan agreement with Key Bank, N.A.
   10.24(7)     Lease commitment and warrant with R.C.C. Finance Group Ltd.
   10.25(7)     Contract for the supply of conferencing services design
                development and information signed July 14, 1998 between
                ACT Teleconferencing Services, Inc. and Concert Global Networks
                Limited
   10.26(7)     Agreement for the supply of conferencing services signed July
                14, 1998 between ACT Teleconferencing Services, Inc. and
                Concert Global Networks Limited
   10.26(7)     Agreement for videoconferencing equipment and services (GTE
                Telephone Operating Companies) dated October 1, 1998
      21(8)     Subsidiaries of ACT Teleconferencing, Inc.
         23     Consent of independent auditors
      24(9)     Power of attorney
    27.1(9)     Financial data schedule



-----------

(1) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ended September 30, 1999, Filed with the Securities and Exchange Commission on November 12, 1999, File No. 0-27560.

(2) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ended March 31, 1996, Filed with the Securities and Exchange Commission on May 15, 1996, File No. 0-27560.

(3) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form SB-2, filed with the Securities and Exchange Commission on October 10, 1995, and amendments to our Form SB-2, File No. 33-97908-D.

(4) Incorporated by reference, attached as an exhibit to our schedule 14A Information filed with the Securities and Exchange Commission on April 30, 1997, File No. 0-27560, and amended and attached as exhibit 4.6 to our Form S-8, filed on July 2, 1998, File 333-58403.

(5) Incorporated by reference, attached as an exhibit to our Schedule 14A Information filed with the Securities and Exchange Commission on April 15, 1998, File No. 0-27560.

(6) Incorporated by reference, attached an exhibit of the same number to our Amendment No. 1 to Form 10-QSB for the quarter ended June 30, 1998, filed with the Securities and Exchange Commission on August 24, 1998 (originally filed under cover of Form SE on August 14, 1998) File 0-27560.

(7) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending September 30, 1998, filed with the Securities and Exchange Commission on November 16, 1998, File 0-27560

(8) Incorporated by reference, attached as an exhibit of the same number to our Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 9, 2000, File No. 0-27560.

(9)      Previously filed.

()       FINANCIAL STATEMENT SCHEDULES

         The following Schedule I Condensed Financial Information of ACT Teleconferencing Inc. (Parent Only) is included. All other schedules have been omitted because the information required to be set forth in the schedules is not applicable or is shown in the consolidated financial statements or the notes thereto. SCHEDULE I-CONDENSED FINANCIAL INFORMATION OF REGISTRANT

SCHEDULE I

ACT TELECONFERENCING, INC. (PARENT-ONLY SUPPLEMENTAL FINANCIAL STATEMENTS) CONDENSED BALANCE SHEETS


                                                                                                         1999               1998
                                                                                                         ----               ----
                                                                                                               DECEMBER 31
                                                                                                               -----------
Assets
Current assets:
   Current assets.............................................................................         $1,470,901         $212,891
   Intercompany receivable....................................................................          9,524,348        5,115,274
                                                                                                      -----------       ----------

   Total current assets.......................................................................         10,995,249        5,328,165
   Equipment (net of accumulated depreciation of $126,000 and $64,000)........................            245,837          535,396
   Deferred loan placement fees...............................................................            250,420          205,975
   Investment in subsidiaries.................................................................          2,909,345        1,160,694
                                                                                                      -----------       ----------

Total assets..................................................................................        $14,400,851       $7,230,230
                                                                                                      -----------       ----------



Liabilities and shareholders' equity
Current liabilities:
   Current portion of debt....................................................................           $485,198         $569,314
   Accrued liabilities........................................................................            396,005          801,707
   Intercompany payable.......................................................................          2,129,347          959,482
                                                                                                      -----------       ----------

      Total current liabilities...............................................................          3,010,550        2,330,503
Long term debt................................................................................          3,128,438        2,395,162
Preferred stock, no par value, 1,000,000 shares authorized; 2,000 issued......................          1,693,006                -
Shareholders' equity
   Common stock, no par value; 10,000,000 shares authorized 4,595,947 and 3,755,633 shares
      issued and outstanding in 1999 and 1998, respectively...................................         11,378,103        7,463,931
   Additional paid in capital.................................................................             99,900                -
   Accumulated deficit........................................................................         (4,909,146)      (4,959,366)
                                                                                                      -----------       ----------

   Total shareholders' equity.................................................................          6,568,857        2,504,565
                                                                                                      -----------       ----------

Total liabilities and shareholders' equity....................................................        $14,400,851       $7,230,230
                                                                                                      -----------       ----------


CONDENSED STATEMENTS OF OPERATIONS

                                                                                     1999               1998             1997
                                                                                     ----               ----             ----
                                                                                          YEAR ENDED DECEMBER 31
                                                                                          ----------------------
Selling, general and administration expense.................................       $1,181,353         $1,191,308        $569,083
Interest expense, net.......................................................          423,340            305,313           2,255
Equity (loss) in undistributed earnings of subsidiaries.....................        1,686,118           (620,504)        134,530
                                                                                   ----------        -----------       ---------
Net income (loss) for the year..............................................          $81,425        $(2,117,125)      $(436,808)
                                                                                   ==========        ===========       =========

ACT TELECONFERENCING, INC. (PARENT-ONLY SUPPLEMENTAL FINANCIAL STATEMENTS) CONDENSED STATEMENTS OF CASH FLOWS



OPERATING ACTIVITIES                                                              1999               1998               1997
                                                                                  ----               ----               ----
                                                                                        YEAR ENDED DECEMBER 31
                                                                                        ----------------------
Net income (loss)........................................................         $81,425        $(2,117,125)         $(436,808)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
   Depreciation..........................................................          62,541             50,671             10,004
   Changes in operating assets and liabilities, net of effects of business combinations:
      Current assets.....................................................        (118,378)          (166,442)           (11,095)
      Intercompany receivable............................................      (4,409,074)        (2,006,761)        (1,734,839)
      Accrued liabilities................................................         (68,346)           421,716            (14,349)
      Intercompany payable...............................................       1,169,865            539,273            390,738
                                                                              ------------       ------------       ------------
      Net cash used for operating activities.............................      (3,281,967)        (3,278,668)        (1,796,349)
INVESTING ACTIVITIES
Property and equipment purchases.........................................         227,018           (422,396)           (66,458)
Short term notes redeemed................................................         (24,000)            11,000            (26,000)
Sale of marketable securities............................................               -             50,000                  -
Investment in subsidiaries...............................................      (1,748,651)           493,173           (250,828)
Cash paid for acquisitions net of cash acquired..........................               -           (249,298)          (101,257)
                                                                              ------------       ------------       ------------
Net cash used for investing activities...................................      (1,545,633)          (117,521)          (444,543)
FINANCING ACTIVITIES
Net proceeds from the issuance of debt...................................         311,804          2,848,749            455,674
Net proceeds from the issuance of common stock...........................       4,014,072            628,521          1,688,334
Net proceeds from the issuance of preferred stock........................       1,693,006                  -                  -
Deferred loan issuance costs.............................................         (44,445)          (205,975)                 -
                                                                              ------------       ------------       ------------
Net cash provided by financing activities................................       5,974,437          3,271,295          2,144,008
Effect of exchange rate changes on cash                                           (31,204)                 -                  -
                                                                              ------------       ------------       ------------
Net increase (decrease) in cash and cash equivalents.....................       1,115,633           (124,894)           (96,884)
Cash and cash equivalents, beginning of year.............................               -            124,894            221,778
                                                                              ------------       ------------       ------------
CASH AND CASH EQUIVALENTS, END OF YEAR...................................      $1,115,633                 $-           $124,894
                                                                              ------------       ------------       ------------

ACT TELECONFERENCING, INC. (PARENT-ONLY SUPPLEMENTAL FINANCIAL STATEMENTS)

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.       Summary of Significant Accounting Policies

         Principles of Consolidation-The financial statements of ACT Teleconferencing, Inc., the Company, reflect the investments in their wholly-owned subsidiaries under the equity method.

         Consolidated Financial Statements-Reference is made to the Consolidated Financial Statements and related Notes of ACT Teleconferencing, Inc. included elsewhere herein for additional information.

         Debt and Guarantees-Information on the debt of the Company is disclosed in Note 2 of the Notes to Consolidated Financial Statements of ACT Teleconferencing, Inc. included elsewhere herein. Certain subsidiaries of the Company have guaranteed debt of $2,500,000 which is due on March 31, 2003. The Company's ability to transfer assets from these subsidiaries is restricted under the loan agreement.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Golden, State of Colorado, on May 22, 2000.

                                           ACT TELECONFERENCING, INC
                                           Registrant
                                           By:


                                                    Gerald D. Van Eeckhout
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 22nd day of May, 2000 by the following persons in the capacities indicated:


                  SIGNATURE                              TITLE
                  ---------                              -----


            Gerald D. Van Eeckhout         Chairman and Chief Executive Officer
                                           (Principal Executive Officer)

              Gavin J. Thomson             Chief Financial Officer and Secretary
                                           (Principal Financial and Accounting
                                           Officer)


              James F. Seifert*            Director


            Donald L. Sturtevant*          Director


               Ronald J. Bach*             Director


           Carolyn R. Van Eeckhout         Director


* By Gavin J. Thomson, under power of attorney dated March 10, 2000

                                INDEX OF EXHIBITS

         All exhibits are filed electronically, unless incorporated by reference.



   EXHIBIT NO.     DESCRIPTION
   -----------     -----------
1.1                Form of Agency Agreement

1.3                Form of Agent's Warrant

1.4                Form of Warrant Agreement

3.1(1) Restated articles of incorporation of ACT April 15, 1996, as amended October 18, 1999

3.2(2)             Bylaws of ACT, amended as of April 15, 1996

4.1(3)             Form of specimen certificate for common stock of ACT

5                  Opinion of counsel

10.1(3) Stock option plan of 1991, as amended, authorizing 400,000 shares of common stock for issuance under the plan

10.2(3)            Form of stock option agreement

10.3(3)            Form of common stock purchase warrant

10.10(3) Split dollar insurance agreement dated March 1, 1990, between ACT and Gerald D. Van Eeckhout

10.11(3) Service agreement dated April 10, 1992 between David Holden and ACT Teleconferencing Limited

10.19(4)           Stock option plan of 1996, as amended

10.20(5)           Employee stock purchase plan

10.22(6) Loan and security agreement dated March 31, 1998 and form of stock purchase warrant with Sirrom Capital Corporation and Equitas L.P.

10.23(6)           Loan agreement with Key Bank, N.A.

10.24(7)           Lease commitment and warrant with R.C.C. Finance Group Ltd.

10.25(7) Contract for the supply of conferencing services design development and information signed July 14, 1998 between ACT Teleconferencing Services, Inc. and Concert Global
                   Networks Limited

10.26(7)           Agreement for the supply of conferencing services signed
                   July 14, 1998 between ACT Teleconferencing Services, Inc.
                   and Concert Global Networks Limited

10.27(7)           Agreement for videoconferencing equipment and services
                   (GTE Telephone Operating Companies) dated October 1, 1998

21(8)              Subsidiaries of ACT Teleconferencing, Inc.

23                 Consent of independent auditors

24(9)              Power of Attorney

27.1(9)            Financial data schedule


-----------
(1) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ended September 30, 1999, Filed with the Securities and Exchange Commission on November 12, 1999, File No. 0-27560.

(2) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ended March 31, 1996, Filed with the Securities and Exchange Commission on May 15, 1996, File No. 0-27560.

(3) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form SB-2, filed with the Securities and Exchange Commission on October 10, 1995, and amendments to our Form SB-2, File No. 33-97908-D.

(4) Incorporated by reference, attached as an exhibit to our schedule 14A Information filed with the Securities and Exchange Commission on April 30, 1997, File No. 0-27560, and amended and attached as exhibit 4.6 to our Form S-8, filed on July 2, 1998, File 333-58403.

(5) Incorporated by reference, attached as an exhibit to our Schedule 14A Information filed with the Securities and Exchange Commission on April 15, 1998, File No. 0-27560.

(6) Incorporated by reference, attached an exhibit of the same number to our Amendment No. 1 to Form 10-QSB for the quarter ended June 30, 1998, filed with the Securities and Exchange Commission on August 24, 1998 (originally filed under cover of Form SE on August 14, 1998) File 0-27560.

(7) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending September 30, 1998, filed with the Securities and Exchange Commission on November 16, 1998, File 0-27560

(8) Incorporated by reference, attached as an exhibit of the same number to our Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 9, 2000, File No. 0-27560.

(9)      Previously filed.